Exhibit 10.1

PURCHASE AGREEMENT AND JOINT AND MUTUAL ESCROW INSTRUCTIONS

Between

AVIZA TECHNOLOGY, INC.

And

 FOWLER PROPERTY ACQUISITIONS, LLC

For Property located in

Scotts Valley, California

March 6, 2008

LIST OF EXHIBITS

Exhibit A	—	Description(s) of Real Property

Exhibit A-1	—	Personal Property and Equipment Seller has Right to Remove

Exhibit A-2	—	Personal Property, Trade Fixtures and Equipment Not Included in
Property to be Sold

Exhibit A-3	—	Fixtures and Equipment to be Removed by Seller on or before Closing

Exhibit B	—	Grant Deed

Exhibit C	—	Assignment of Service Contracts, Warranties and Guaranties and Other Intangible Property

Exhibit D	—	Environmental Documents

Exhibit E	—	Assignment of Remediation Agreement

Exhibit F	—	Form of Seller Lease

PURCHASE AGREEMENT AND JOINT AND MUTUAL ESCROW INSTRUCTIONS
Scotts Valley, California

THIS AGREEMENT AND JOINT AND MUTUAL ESCROW INSTRUCTIONS is dated as of March 6, 2008 (the “Effective Date”), by and between AVIZA TECHNOLOGY, INC., a Delaware corporation (“Seller”), and FOWLER PROPERTY ACQUISITIONS, LLC, a California limited liability company (“Buyer”).

IN CONSIDERATION of the respective agreements hereinafter set forth, Seller and Buyer agree as follows:

                                                1.                                      Property Included in Sale.  Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions set forth herein, all right, title and interest in and to the following:

A.                                    that certain real property consisting of approximately 43.775 acres, located at 440 Kings Village Road, in the City of Scotts Valley, California, County of Santa Cruz and more particularly described in attached Exhibit A, which property is also commonly described as the Aviza Technology Campus (the “Real Property”);

B.                                    all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights, well rights, riparian rights and water stock relating to the Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property and all of Seller’s right, title and interest in and to all roads and alleys adjoining or servicing the Real Property (collectively, the “Appurtenances”);

C.                                    all improvements, structures and fixtures located on the Real Property, including, without limitation, nine (9) office buildings totaling approximately 213,534 square feet and all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property and such buildings, such as heating and air-conditioning, electrical, plumbing, mechanical, elevator and freight systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, or other services on or to the Real Property, and any other fixtures, improvements and structures on the Real Property, including all on site parking improvements except to the extent Seller has removed any of the equipment described on Exhibit A-1 from the Real Property prior to the Seller Relocation Date, as defined in Section 16 below and specifically excluding all of the personal property set forth on Exhibit A-2 attached hereto (collectively, the “Improvements”);

D.                                    any intangible personal property now or hereafter owned by Seller and used in or related to the ownership, use, development or operation of the Real Property and Improvements, including, without limitation, all rights, warranties, guaranties, indemnifications, causes of action, choses in action, permits, entitlements, approvals, certificates of occupancy, plans and drawings (including, without limitation, architectural and development plans and drawings), maps, surveys, applications and submissions to and agreements with governmental agencies, specifications, reports, studies, analyses and investigations, and, to the extent approved by Buyer pursuant to this Agreement, the Assumed Contracts (as herein defined), utility contracts or other agreements or rights relating to the ownership, use and operation of the Property, as defined below (collectively, the “Intangible Property”), except to the extent specifically provided for in this Agreement.

All of the items referred to above are collectively referred to as the “Property.”

2.                                      Purchase Price and Closing Date.  The purchase price of the Property shall be Thirteen Million Dollars ($13,000,000) (the “Purchase Price”).

A.                                     The Purchase Price shall be paid as follows:

i.                                          No later than two (2) business days following the first date upon which both Buyer and Seller have executed this Agreement (which first date of signing is defined herein as the “Effective Date”), Buyer shall deposit in escrow with First American Title, 1850 Mt. Diablo Blvd.,Suite 300, Walnut Creek, CA 94596, Attn: Gyda Kelly, tel. (925)927-2191, fax: (925)927-2195, email: gkelly@firstam.com (“Escrow Agent”), a deposit in the amount of Five Hundred Thousand Dollars ($500,000) (which deposit, plus any interest accrued thereon under this Agreement from time to time shall be referred to as the “Deposit”).  The deposit shall be held in an interest-bearing account and interest accruing thereon shall be held for the account of Buyer.  In the event the sale of the Property as contemplated hereunder is consummated, the Deposit shall be credited against the Purchase Price.  Upon Buyer’s delivery of the Inspection Approval Notice (as hereafter defined), but subject to Section 5 and Section 6.B below and any other provisions hereunder expressly providing for the return of the Deposit to Buyer, the Deposit shall become non-refundable to Buyer.

ii.                                       The Purchase Price, reduced by the amount of the Deposits and subject to further adjustment for Closing costs and prorations and any withholding required by Federal, State or local taxation laws, shall be paid to Seller in immediately available funds at the closing of the purchase and sale as contemplated hereunder (the “Closing”).  The Closing shall occur in the office of the Escrow Agent unless otherwise mutually agreed to by the parties.

B.                                    Closing Date and Extension Option.  For the purposes of this Agreement, the “Closing Date” shall be (i) the date that is thirty (30) days following the expiration of the Due Diligence Period (as defined in Section 4.A. below), or (ii) such date as is otherwise mutually agreed to by Buyer and Seller in writing, subject to extension as provided in the next succeeding sentence.  Buyer shall have one (1) option to extend the Closing Date for an additional thirty (30) days by delivery of written notice to Seller no later than fifteen (15) days prior to the then existing Closing Date.  In the event that the Closing Date falls on a weekend or a day that is not a “business day” as defined below, the Closing Date shall be two (2) business days thereafter.

3.                                      Title to the Property.

A.                                    Title Policy.  At the Closing, Seller shall convey to Buyer insurable fee simple title to the Real Property, the Appurtenances and Improvements subject only to the Permitted Exceptions (as hereafter defined) and Seller’s obligation to remove Fixtures and Equipment (as hereafter defined) from the Property pursuant to Section 3.C, by duly executed and acknowledged grant deed substantially in the form of attached Exhibit B (the “Deed”).

Evidence of delivery of insurable fee simple title shall be the issuance by First American Title Insurance Company (“Title Company”) to Buyer of an ALTA 2006 Owner’s Policy of Title Insurance  in the amount of the Purchase Price (or a greater amount as reasonably requested by Buyer with such additional coverage at Buyer’s cost), insuring fee simple title to the Real Property, the Appurtenances and the Improvements in Buyer, subject only to such exceptions as Buyer shall approve or be deemed to have approved pursuant to Section 4.E below (the “Title Policy”).  The Title Policy shall provide full coverage against mechanics and materialmen’s liens arising out of the construction, repair or alteration of any of the Improvements including any tenant improvements therein, and Seller shall provide Title Company or Escrow Agent, as applicable, with any Owner’s Affidavit or Owner’s Statement reasonably required in connection therewith, and the Title Policy shall further contain such special endorsements as Buyer may reasonably require (the “Endorsements”).

B.                                    Intangible Property.  At the Closing, Seller shall transfer Intangible Property by such instruments as Buyer may reasonably determine to be necessary, including, without limitation, an assignment of Intangible Property in the form of attached Exhibit C (the “Assignment of Intangible Property”), such title to be free of any liens, encumbrances or interests.

C.                                    Fixtures and Equipment; Tenants.  Notwithstanding anything to the contrary contained herein but subject to the Seller Lease Options in Section 16 below, Seller shall deliver the Property to Buyer at Closing free of all tenants in possession.  On the Seller Relocation Date (as defined in Section 16 below) Seller also covenants that it shall remove or cause to be removed, at Seller’s sole cost, all furniture, trade fixtures and trade related equipment described on Exhibit A-3 attached hereto (“Fixtures and Equipment”) from the office buildings and the Property. Seller, at its sole cost, on or before the Seller Relocation Date (as defined in Section 16 below), shall promptly repair all holes in any roof on the Property caused by the removal of such Fixtures and Equipment and/or any other personal property or equipment that Seller has the right to remove from the Property pursuant to the terms of this Agreement as well as any damage caused by the negligent removal of such Fixtures and Equipment, personal property and equipment but shall not be liable for any other non-negligent damage caused by such removal (such as, for example, penetrations in flooring or interior walls left behind by such removal). (1)

4.                                      Due Diligence Review.

A.                                    Delivery of Documents and Diligence Period.  Seller agrees to make available to Buyer all of the items described in Sections 4.D, 4.E and 4.F below which are within Seller’s possession or control (the “Property Materials”), within five (5) days after the date hereof.  Seller shall provide Buyer with reasonable access (including Extranet access, use of an office, conference room or similar private or semi-private space for conducting review of such materials) to such materials at all reasonable times and shall make reasonable accommodations to allow Buyer, at Buyer’s sole cost and expense, to photocopy or otherwise reproduce such

(1)         The surrender related obligations can be handled here or in the lease but if handled in both, need to be consistent with each other.

materials. Buyer, or its designees, shall have until the date that is ninety (90) days after the Effective Date (or the next business day thereafter if a weekend or other non-business day) (the “Due Diligence Period”) to conduct its investigations and inspections of the Property in accordance with Section 4.C below (the “Inspections and Investigations”) and to review and approve the Property Materials and the current state of title to the Property.

B.                                 Approval Deadline.  On or prior to 5:00 PM Pacific Time on the date that the Due Diligence Period expires (the “Approval Deadline”), Buyer shall notify Seller in writing, in Buyers sole and absolute discretion, that Buyer either (a) approves of the Property Materials and Buyer’s Inspections and Investigations of the Property and elects to proceed with the transaction contemplated by this Agreement in accordance with the terms hereof (the “Inspection Approval Notice”), or (b) disapproves of the Property Materials and/or Buyer’s Inspections and Investigations of the Property (the “Inspection Termination Notice”), in which case this Agreement shall immediately terminate, the Deposit shall be returned to Buyer, and the rights and obligations of the parties hereunder, other than the surviving obligations hereunder and the terms of Section 6 below (to the extent applicable), shall terminate.  In the event of such termination by Buyer, Buyer agrees to deliver to Seller, at no cost to Seller, no later than five (5) days following such termination, all draft and final reports prepared by third parties regarding the condition of the Property (including, without limitation, environmental, geotechnical and other property condition reports as well as any real property surveys).  If Buyer fails to deliver the Inspection Approval Notice prior to the Approval Deadline, Buyer shall be deemed to have delivered the Inspection Termination Notice.

C.                                 Property Inspection.  Buyer and its agents, employees and contractors shall have the right from the Effective Date through the Closing, upon 24 hours prior notice to Seller, to enter upon the Property and shall be afforded full and complete access to the Property, during normal business hours for the purpose of making such investigations as Buyer deems prudent with respect to the condition of the Property so long as Buyer does not interfere with Seller’s existing operations on the Real Property.  Such inspections and investigations may include, without limitation, invasive testing, survey preparation, confirmation of compliance with state and local laws, seismic tests, and environmental and Hazardous Material (as hereafter defined) studies (including, without limitation, surface and subsurface tests, borings, samplings and measurements and air and water quality sampling).  In the event that Buyer conducts any invasive testing, Buyer shall restore the Property to the condition existing immediately prior to such testing. Buyer may conduct any feasibility studies and other investigations of the Property and Buyer’s intended use thereof that Buyer deems necessary or appropriate. Seller shall reasonably cooperate and assist Buyer in completing such inspections at no cost to Seller.  Except as provided below, Buyer agrees to indemnify and hold Seller and the Property harmless from and against any and all claims, demands, liabilities, liens, judgments, costs and expenses including, without limitation, reasonable attorneys’ fees and disbursements (collectively, “Claims”) arising out of the negligent conduct of Buyer, its employees, agents, contractors and consultants in conducting the Inspections and Investigations of the Property; provided, however, that such indemnification shall not cover any Claims which are attributable to (i) pre-existing adverse conditions affecting the Property, (ii) the conduct of Seller or any party for whom Seller is legally responsible, or (iii) Buyer’s discovery of any information potentially having a negative impact on Seller or the Property (including, without limitation, any claims arising out of, resulting from or incurred in connection with the discovery of any Hazardous Materials on or about the Property).  Such indemnification shall survive the completion of such Inspections and Investigations for a period of twenty four (24) months.

D.                                 Buyer shall have the right, in the exercise of its sole discretion, to approve all Service Contracts (as defined in Section 4.F) which shall survive Closing.  Buyer shall notify Seller on or prior to the Approval Deadline of the Service Contracts which it elects to assume in connection with its purchase of the Property (the “Assumed Contracts”), provided that any Service Contracts not expressly identified in writing by Buyer to Seller on or prior to the Approval Deadline as an Assumed Contract shall be deemed rejected by Buyer and  Seller shall terminate, or initiate the termination of, all such Service Contracts in accordance with their terms on or prior to the Closing at Seller’s sole cost and expense and Seller shall indemnify and hold harmless Buyer from any liability thereunder. Such indemnification and hold harmless obligation shall survive the Closing.

E.                                     Title Review.

i.                                          Buyer shall review and approve of the state of title to the Property and any existing surveys of the Property, as set forth below. Seller shall deliver to Buyer at Seller’s sole cost and expense within five (5) days following the Effective Date:

(a)                                 a current preliminary title report on the Real Property, issued by Title Company, accompanied by copies of all documents referred to in the report (collectively, the “Preliminary Report”);

(b)                                 copies of all existing and proposed easements, covenants, restrictions, agreements or other documents which affect title to the Property and which are not disclosed by the Preliminary Report, or, if no such documents exist, a certification of Seller to that effect; and

(c)                                  the most current survey of the Property (as such may be updated or replaced by Buyer, the “Survey”).

ii.                                       Buyer shall, on or prior to the Approval Deadline, notify Seller in writing of Buyer’s approval of the state of title to the Property and of the Survey, or Buyer’s disapproval of any exceptions or matters reflected in the Preliminary Report and/or the Survey (each of said disapproved exceptions or matters being a “Title Objection”).  Buyer’s failure to timely provide notice of a Title Objection shall be deemed delivery by Buyer of an Inspection Termination Notice.  “Permitted Exceptions” shall be defined herein as all exceptions to title which have been approved or deemed approved by Buyer, and those Objectionable Title Matters (as hereinafter defined) waived by Buyer pursuant to the terms hereof.

iii.                                    In the event any additional title exceptions (each an “Additional Exception”) are reported or discovered by the Title Company or Buyer after the date of the Preliminary Report, Buyer shall give Seller written notice of Buyer’s objection, if any, to such Additional Exception on or prior to the later of the Approval Deadline or five (5) business days after receipt of specific written notice from Seller of the existence of any such Additional Exception.  The failure of Buyer to give timely notice of objection to any Additional Exception within the aforesaid time period shall be deemed approval by Buyer of such Additional

Exception and a waiver by Buyer of any objection thereto.  If Buyer approves or is deemed to have approved of any Additional Exceptions, the Permitted Exceptions shall include all title matters approved by Buyer above and any such approved or deemed approved Additional Exceptions.  Seller covenants and agrees that it will not cause, create or consent to the creation of any Additional Exceptions.

iv.                                   In the event that Buyer delivers to Seller an appropriate written notice of objection or disapproval of a Title Matter or an Additional Exception (each such expressly disapproved matter identified therein being referenced herein as an “Objectionable Title Matter”), Seller, in its sole discretion within five (5) business days after receipt of Buyer’s notice of an Objectionable Title Matter (the “Cure Notice Period”), may advise Buyer in writing whether Seller will attempt to cure such Objectionable Title Matter.  The Closing Date shall be extended, as necessary, to provide Seller with (A) any applicable Cure Notice Period, (B) a period of not less than five (5) business days after the expiration of an applicable Cure Notice Period for Seller to attempt to effectuate any cure which Seller agreed to undertake pursuant hereto.  In the event that Seller elects to attempt to cure such Objectionable Title Matter, which cure shall result in the removal or extinguishment of the Objectionable Title Matter or another method of cure reasonably acceptable to Buyer, Seller shall have until the then scheduled Closing Date (as such may have been extended pursuant to the preceding sentence) to effectuate such cure, and Seller shall use commercially reasonable efforts to effectuate such cure or Seller shall be deemed to be in default hereunder.

v.                                      If Seller determines in its sole discretion that it will be unable to cure any Objectionable Title Matters which it elected to attempt to cure as provided above, after utilizing commercially reasonable efforts to effectuate such cure, Seller shall deliver written notice thereof to Buyer as soon as such determination is made but in no event later than five (5) business days prior to the then scheduled Closing Date (as such may have been extended as provided above) (each a “Notice of Inability to Cure”).

vi.                                   In the event that (a) Seller delivers a Notice of Inability to Cure to Buyer, or (b) if Seller fails to agree to cure an Objectionable Title Matter prior to the expiration of the applicable Cure Notice Period as provided above, Buyer shall have the right, in Buyer’s sole and absolute discretion, to provide written notice to Seller (the applicable notice deadline being referred to as the “Waiver Notice Period”), within five (5) business days after Buyer’s receipt of Seller’s Notice of Inability to Cure for (a) above, or within five (5) business days after the expiration of the applicable Cure Notice Period for (b) above, that Buyer elects to either (i) waive the uncured Objectionable Title Matters without any adjustment to the Purchase Price (each a “Title Waiver Notice”) and proceed with the Closing on the later to occur of the then scheduled Closing Date or five (5) business days after the expiration of the applicable Waiver Notice Period, or (ii) terminate this Agreement in which event the Deposit will be returned to Buyer and the rights and obligations of the parties hereunder shall terminate except as otherwise set forth herein.  In the event that Buyer fails to deliver any such notice during the applicable Waiver Notice Period, Buyer shall be deemed to have elected to terminate this Agreement and receive back the Deposit.  The Closing Date shall be extended, as necessary, to accommodate the response periods provided in this paragraph.

F.             Additional Diligence Review.  Buyer shall review and approve or disapprove the following during the Due Diligence Period in its sole and absolute discretion:

i.              Property Condition Documents.  (a) all site plans, existing surveys, parcel and subdivision maps, plans and specifications, engineering reports and plans, soils and geotechnical reports, termite and pest control reports, landscape plans, and floor plans, and certified copies of the as-built plans and specifications for the Property, (b) all environmental reports and any notices and correspondence from or with governmental or quasi-governmental agencies regarding or reflecting on the physical and/or environmental condition of the Property, and (c) a Natural Hazards Disclosure Report (to be obtained by Seller and provided to Buyer).

ii.             Permits, Entitlements and Related Agreements.  all governmental applications, submissions, permits, plans, agreements, entitlements and approvals relating to the development, construction, operation, use or occupancy of the Property, including the tentative map and any conditions of tentative or final map or zoning change approval, documents relating to the California Environmental Quality Act, final map submissions, plan check related documents, certificates of occupancy, development agreements, and impact fee agreements applicable to the Property.

iii.            Contracts.  (a) all service contracts, utility contracts, maintenance contracts, management contracts, leasing contracts, and brokerage and leasing commission agreements affecting or relating to the Property (collectively, the “Service Contracts”), (b) indemnification provisions or agreements applicable to the Property, insurance policies and other contracts or documents of significance to the Property, and (c) such other information relating to the Property that is specifically and reasonably requested by Buyer of Seller in writing during the Due Diligence Period to the extent such information either is in the possession or control of Seller, or any affiliate of Seller, or may be obtained by Seller, or any affiliate of Seller, through the exercise of commercially reasonable efforts.

                5.             Conditions to Closing.  The following conditions are precedent to Buyer’s obligation to purchase the Property (the “Conditions Precedent”):

A.            The Title Company shall be irrevocably committed to issue the Title Policy (with or without the Endorsements) as of the Closing Date, subject only to the payment of applicable premiums.

B.            Seller shall have kept, observed, performed, satisfied and complied with all of its material obligations hereunder (including terms and provisions of or related to this Agreement) in all material respects from the Effective Date through the Closing Date, and all of Seller’s representations and warranties contained in or made pursuant to this Agreement, shall have been true and correct  in all material respects when made and shall be true and correct in all material respects as of the Closing Date.  At the Closing Seller shall deliver to Buyer a certificate certifying that each of Seller’s representations and warranties contained in Section 8 below are true and correct in all material respects as of the Closing Date (the “Rep Certificate”).

C.            The soil and groundwater conditions on the Property with respect to Hazardous Materials shall be substantially the same on the day of Closing as on the date of Buyer’s execution of this Agreement.

D.            On of before the Closing Date, Seller shall have removed all Fixtures and Equipment (as defined in Section 3.C) from the Property with respect to any portion of the Property that is not included in a Seller Lease Option (as defined in Section 16 below).

E.             On or before the Closing Date, the Property shall be free of all tenants in possession of the Property or any part thereof other than Seller pursuant to the Seller Lease Options (as defined in Section 16 below).

The Conditions Precedent contained in this Section 5 are intended solely for the benefit of Buyer.  Subject to the applicability of and without prejudice to Buyer’s rights under Section 6.B below, if any of the Conditions Precedent is not satisfied or approved in writing by Buyer, Buyer shall have the right, in its sole discretion, to elect to either waive in writing said Condition Precedent and proceed with the purchase, or terminate this Agreement and receive back its Deposit.

6.             Remedies.

A.            In the event the sale of the Property is not consummated after Buyer’s waiver of the conditions to Buyer’s obligations, because of a default by Buyer of its obligation hereunder to purchase the Property, the Deposit shall be paid to and retained by Seller as liquidated damages and its sole and exclusive remedy for such default.  The parties have agreed that Seller’s actual damages, in the event of a default by Buyer, would be extremely difficult or impracticable to determine.  THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF BUYER.  SELLER WAIVES ALL OTHER REMEDIES AGAINST BUYER FOR SELLER’S FAILURE TO PURCHASE THE PROPERTY IN ACCORDANCE WITH THIS AGREEMENT, INCLUDING SPECIFIC PERFORMANCE.

INITIALS:        Seller /s/ O.C.              Buyer /s/ M.E.

B.            In the event the sale of the Property is not consummated because of a default on the part of Seller, Buyer may either (1) terminate this Agreement, by delivery of notice of termination to Seller, whereupon (A) Buyer’s Deposit shall be immediately returned to Buyer, and (B) Seller shall pay to Buyer any title, escrow, legal, environmental assessment, and inspection fees incurred by Buyer and any other out-of-pocket expenses incurred by Buyer in connection with the acquisition, pre-development and/or development of the Property (including, without limitation, due diligence costs, consultants’ fees, architectural and engineering fees and costs, costs of soils and geotech studies and assessments, application fees for governmental approvals and entitlements, development approval costs, and attorneys’ fees) not to exceed Seventy Five Thousand Dollars ($75,000) in the aggregate, and neither party shall have any further rights or obligations hereunder, or (2) sue for specific performance and recover any out-of-pocket costs and expenses incurred by Buyer in pursuing a remedy for specific performance.

7.             Closing and Escrow.

A.            Upon mutual execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Escrow Agent and this Agreement shall serve as instructions to Escrow Agent (as the Escrow Agent for consummation of the purchase and sale contemplated hereby).  Seller and Buyer agree to execute such additional escrow instructions as may be appropriate to enable the Escrow Agent to comply with the terms of this Agreement.

B.            At or before the Closing, Seller shall deliver to Escrow Agent the following original documents:

i.              a duly executed and acknowledged grant deed in form attached hereto as Exhibit B;

ii.             originals of the Assumed Contracts (if any) and the Other Documents not previously delivered to Buyer pursuant to Section 4 above;

iii.            a duly executed Assignment of Intangible Property in the form of attached Exhibit C, together with any consents which are required or reasonably necessary in connection therewith;

iv.            a duly executed Rep Certificate;

v.             an affidavit that Seller is not a “foreign person” within the meaning of Section 1445(e)(3) of the Internal Revenue Code of 1986 and is not subject to withholding under California or U.S. tax law in form reasonably acceptable to Buyer, duly executed by Seller;

vi.            such resolutions, authorizations, bylaws or other corporate and/or partnership documents or agreements relating to Seller and its partners and/or shareholders as shall be reasonably required by Buyer;

vii.           originals of the Property Materials not previously delivered to Buyer pursuant to Section 4 above;

viii.          a duly executed assignment of the Remediation Agreement (as defined in Section 14 below) (“Assignment of Remediation Agreement”);

ix.            a duly executed Seller Lease; and

x.             any other instruments, records or correspondence called for hereunder or reasonably required by the Escrow Agent of Title Company to complete the Closing, including any closing statement approvals and any Owner’s Affidavit or Owner’s Statement, which have not previously been delivered.

Buyer may waive compliance on Seller’s part under any of the foregoing items by an instrument in writing.

C.            At or before the Closing, Buyer shall deliver to Seller the following documents:

i.              a duly executed Assignment of Intangible Property in the form of attached Exhibit C;

ii.             a duly executed Assignment of Remediation Agreement;

iii.            if effected by Seller pursuant to Section 16 below, a duly executed Seller Lease;

iv.            a closing statement in form and content satisfactory to Buyer and Seller;

v.             a duly executed Seller Lease;

vi.            the balance of the Purchase Price owing; and

vii.           any other instruments, records or correspondence called for hereunder or reasonably required by the Escrow Agent of Title Company to complete the Closing, which have not previously been delivered.

D.            Seller and Buyer shall each deposit such other instruments as are reasonably required by the Escrow Agent or otherwise required to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

E.             The following are to be apportioned as of the Closing Date, as follows:

i.              Utility Charges.  Seller shall use commercially reasonable efforts to cause all the utility meters to be read on the Relocation Date, and will be responsible for the cost of all utilities used prior to the Relocation Date.  Buyer and Seller shall, subject to the post closing reconciliation provided for hereunder, reasonably agree on the amount of the utility charges to be prorated on the Relocation Date if meter readings cannot occur on the Relocation Date.  Seller shall be entitled to any utility deposit refunds.

ii.             Other Apportionments.  Amounts payable under the Assumed Contracts (if any), operating and maintenance costs and any use taxes or related impositions shall be, except to the extent inconsistent with the terms of this Agreement, apportioned as of the Closing Date, subject to the terms of the Seller Lease. In no event shall Buyer pay for any portion of Seller’s insurance coverage for the Property. Buyer shall pay for a new or updated ALTA survey, if desired by Buyer, for the Property. Seller shall pay the costs for the CLTA portion of the Title Policy and any curative endorsements effected by Seller pursuant to the terms of Section 4.E.iv. above with Purchaser to pay all other costs associated with the Title Policy and endorsements.  Seller shall pay the cost of any county transfer taxes applicable to the sale.  Buyer shall pay all recording fees.  Seller and Buyer shall equally divide all escrow fees.  Seller shall be responsible for all costs incurred in connection with the prepayment or satisfaction of any loan or bond secured by the Property, including, without limitation, any prepayment fees, penalties or charges.  All other customary costs and charges of the escrow for the sale not otherwise provided for in this Section or elsewhere in this Agreement shall be allocated pursuant to the custom and practice of Santa Cruz County (provided that in any case, Buyer and Seller shall each pay their own attorney’s fees).

iii.            Real Estate Taxes and Special Assessments.  General real estate taxes payable for all tax years ending prior to the Closing Date shall be paid by Seller.  General real estate taxes payable for the tax year containing the Closing Date shall be prorated by Seller and Buyer as of the Closing Date, subject to the terms of the Seller Lease.  Seller shall pay the full amount of any bonds, supplemental tax bills or assessments against the Property including interest payable therewith, including any bonds, supplemental tax bills or assessments that may be incurred after the Closing Date as a result of or in relation to the construction or operation of the Improvements or a change in ownership of the Property that took place prior to the Closing Date.

iv.            Post-Closing Reconciliation.  If any of the aforesaid prorations cannot be calculated accurately on the Closing Date or Relocation Date, as applicable, then they shall be calculated as soon after the Closing Date (or if meant to be paid as of the Relocation Date, then the Relocation Date) as feasible.  Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party, together with interest thereon at the rate of eight percent (8%) per annum from the Closing Date (or the Relocation Date, as applicable) to the date of payment if payment is not made within ten (10) days after delivery of a bill therefor.

v.             Survival.  The provisions of this Section 7 shall survive the Closing.

                8.             Representations and Warranties of Seller.  Seller hereby represents and warrants to and covenants with Buyer, as of the Effective Date and through and including the Closing Date, as follows:

A.            To Seller’s knowledge, the Property Materials are and at the time of Closing will be complete.

B.            There are no mechanics’ liens or claims outstanding in connection with the Property.

C.            Except as disclosed in the Property Materials, Seller has received no written notice of any condemnation, environmental, zoning or other land-use regulation or administrative proceedings, either instituted or planned to be instituted, which would detrimentally affect the use, operation or value of the Property currently operated, nor has Seller received notice of any special assessment or impact fees or proceedings affecting the Property (other than as set forth in the Preliminary Report).  Seller shall notify Buyer promptly of any such proceedings of which Seller becomes aware.

D.            Except with respect to the matters described in Section 14 below, there is no litigation pending or, to the best of Seller’s knowledge threatened, against Seller or any basis therefor that arises out of the ownership of the Property or that might detrimentally affect the value or the use or operation of the Property for its intended purpose or the ability of Seller to perform its obligations under this Agreement.  Seller shall notify Buyer promptly of any such litigation of which Seller becomes aware.

E.             Seller is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and is in good standing under the laws of the State of California; this Agreement and all documents executed by Seller which are to be delivered to Buyer at the Closing are and at the time of Closing will be duly authorized, executed and delivered by Seller, are and at the time of Closing will be legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, are and at the time of Closing will be sufficient to convey title (if they purport to do so), and do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Seller or the Property is subject.

F.             Seller hereby discloses to Buyer that the Property is classified as a “Superfund” site by the United State Environmental Protection Agency pursuant to CERCLA. Seller further discloses to Buyer that it has provided all information material to the environmental conditions of the Property in Seller’s possession or control to Buyer and that to Seller’s knowledge, there are no other Hazardous Materials on the Property in violation of Environmental Laws other than as set forth in the Property Materials. For the purposes hereof, the following definitions shall apply:  (a) “Environmental Laws” means any federal, state or local laws, statutes, codes, ordinances, rules, regulations, standards, policies, court orders, decrees, administrative orders, guidelines or other governmental directives, as well as common law, relating to protection of human health or safety or the environment or relating to Hazardous Materials, including without limitation, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), Safe Drinking Water Act (42 U.S.C. § 3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), Clean Air Act (42 U.S.C. § 7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), and any law, statute, regulation, rule or ordinance of California and any other governmental entity with jurisdiction over the Real Property or part thereof, concerning such hazardous, special or toxic materials, wastes or substances or any judicial or administrative interpretation of such laws, rules or regulations; (b) Hazardous Material” means (i) any “hazardous substance”, as defined by CERCLA; (ii) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; (iii) any petroleum product (new or used); (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of or regulated by any federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended, or (v) any other material or substance now or in the future defined as or regulated under any Environmental Law as a “hazardous substance,” “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant”; and (c) “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.  As of the date of execution of this Agreement, Buyer has not completed its review of the information provided to it by Seller concerning the environmental condition of the Property and Buyer shall have until the Approval Deadline to review and approve or disapprove, in its sole discretion, such information.

G.            As of the date of this Agreement, Seller has not entered into any other agreement to sell the Property or granted any option or right of first refusal or first opportunity to any party to acquire any interest in any of the Property.

H.            Seller has neither filed nor been the subject of any filing of a petition under the Federal Bankruptcy law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

I.              There are no leases affecting the Property (subject to Seller Lease as set forth in Section 16 below).

For purposes of this Agreement, whenever the phrase “to Seller’s knowledge” or words of similar import are used, they shall be deemed to refer to the actual knowledge of  Dale Spencer and Patrick C. O’Connor, the persons most knowledgeable about the Property.    The provisions of this Section 8 shall survive the Closing for a period of twelve (12) months.

9.             Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:  Buyer is a duly organized and validly existing limited liability company under the laws of the State of California and is in good standing under the laws of the State of California; this Agreement and all documents executed by Buyer which are to be delivered to Seller at the Closing are or at the time of Closing will be duly authorized, executed and delivered by Buyer, and are or at the Closing will be legal, valid and binding obligations of Buyer, and do not and at the time of Closing will not violate any provisions of any agreement or judicial order to which Buyer is subject.  The provisions of this Section 9 shall survive the Closing.

10.           Risk of Loss.  In the event any of the Property is damaged or destroyed prior to the Closing Date, such damage or destruction is covered by insurance maintained by Seller and the cost to repair such damage or destruction is less than Two Hundred Thousand Dollars ($200,000) as reasonably determined by Seller and Buyer (after consultation with unaffiliated experts), then this Agreement shall remain in full force and effect and Buyer shall acquire the Property upon the terms and conditions set forth herein.  In such event, Seller shall assign to Buyer all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction and credit Buyer at Closing the amount of Seller’s deductible or self-insured retention applicable to such damage or destruction.  In the event (A) any portion of the Property is damaged or destroyed prior to the Closing, and it would cost more than Two Hundred Thousand Dollars ($200,000) more to repair such damage or destruction, or such damage or destruction is not covered by insurance maintained by Seller, or (B) if condemnation proceedings are threatened or commenced against any portion of the Property, then, notwithstanding anything to the contrary set forth in this Section, Buyer shall have the right, at its election, either to terminate this Agreement, or to not terminate this Agreement and purchase the Property.  If Buyer elects to purchase the Property subject to such damage, destruction or condemnation, Seller shall assign to Buyer all of its right, title and interest in and to all proceeds of insurance or condemnation awards, as applicable, and Seller shall credit Buyer at Closing the amount of

Seller’s deductible or self-insured retention applicable to such damage or destruction.  Buyer shall have thirty (30) days after Seller notifies Buyer that an event described in the prior sentence has occurred to make such election by delivery to Seller of an election notice (the “Election Notice”).  Buyer’s failure to deliver the Election Notice within such thirty (30) day period shall be deemed an election to terminate this Agreement in its entirety.  In the event this Agreement is terminated pursuant to this Section, Buyer and Seller shall each be released from all obligations hereunder, except as otherwise expressly provided herein, and Buyer shall be entitled to a return of the Deposit.  The Closing Date shall be extended, as necessary, to provide the parties with the election periods contemplated herein.

11.           Notices Regarding Hazardous Materials.   Seller will promptly notify Buyer if to the actual knowledge of Seller, and other than as disclosed herein and in the Property Materials  (b) there is any actual release or new discovery of any Hazardous Materials on the Property in violation of Environmental Laws occurring after the Effective Date of this Agreement and prior to Close of Escrow; or (c) if the Seller of the Property may be subject to any threatened or pending investigations by any governmental agency under any Environmental Law by reason of any event occurring prior to Close of Escrow other than such threatened and pending investigations relating to the Environmental Remediation.  If there is any new disclosure by Seller made after the Approval Deadline which is reasonably likely to cost more than Fifty Thousand Dollars ($50,000) to remediate or correct as reasonably determined by Seller and Buyer (after consultation with unaffiliated experts), Buyer in its sole discretion, may elect to treat the occurrence as a failure of a Condition Precedent in favor of Buyer pursuant to Section 5 of this Agreement, unless such condition is cured by Seller on or prior to such time.

12.           Environmental Closure and Indemnification.   Seller covenants and agrees, at its sole cost and expense, to indemnify, protect, defend (with counsel reasonably satisfactory to Buyer), hold and save Buyer harmless against and from any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, threats, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, court costs, attorneys’ and experts’ fees and disbursements) which may at any time be imposed upon, incurred by or asserted or awarded against Buyer (or its successors, assigns or successors-in-interest in the Real Property) based on or arising from or out of (i) any Hazardous Material on, under or affecting all or any portion of the Real Property or any surrounding areas to the extent released (as such term is defined by CERCLA) by Seller or its agents, affiliates, representatives, employees or invitees (“Seller Caused Contamination”), including, without limitation, any Third Party Claims relating thereto (collectively, the “Seller Environmental Indemnity”), provided further that for avoidance of doubt, Seller Caused Contamination shall exclude in all cases any Hazardous Materials existing in the improvements, soil or groundwater, in, on, under, about or migrating to the Property prior to October 10, 2003 (“Pre-Existing Contamination”), and (ii) Hazardous Materials specifically permitted to remain in the improvements, soil or groundwater, in, on, under or about the Property by the governmental entity approving Seller’s Closure (as defined below)  following completion of Seller’s  Closure.  For purposes hereof, “Third Party Claims” means any claims or rights of recovery by any person or entity, including governmental entities and include, without limitation, claims for actual or alleged violations, injury, damage, or loss to persons or properties; claims for damages, injuries or costs associated with investigation, cost recovery, removal or remedial actions allegedly caused by or associated with the Real Property or any conditions or operations thereon; claims for any costs paid or payable by either party hereto for damages, loss, injury, investigation, removal, remediation or other liability in response to any demand, order or claim or in anticipation of any enforcement or remedial action undertaken or threatened by any government agency or private party.  Buyer’s rights under this Section 12 shall be in addition to all rights and remedies Buyer may have in law or equity, including, without limitation, those rights of indemnity or contribution under the Environmental Laws and any other similar applicable law and under any document or instruments evidencing or relating to the Property.  Seller covenants and agrees that it shall take all actions required by governmental entities with jurisdiction over the Property under Environmental Laws to complete all environmental closure activities required as a result of its business operations on the Property, including, without limitation, if required, the decontamination and/or removal from the Property of its operating equipment (the “Closure”).  The provisions of this Section 12 shall survive the Close of Escrow.

13.           Buyer’s Right to Cure Seller’s Default of Environmental Indemnity Obligations.  Should Seller, after receiving a notice or notices from the appropriate governmental entity, at any time default in or fail to perform or observe any of its obligations under Section 12 of this Agreement, Buyer shall have the right, but not the duty, without limitation upon any of Buyer’s rights pursuant to this Agreement, in addition to such rights under Section 12 above, to perform the same no earlier than five (5) days following written notice to Seller and provided that Seller has not commenced a cure for such default or failure and is not diligently prosecuting such cure to completion, and Seller agrees to pay to Buyer, on demand, all reasonable costs and expenses incurred by Buyer in connection therewith, including without limitation, all attorneys’ and experts’ fees and disbursements, together with interest from the date of expenditure at the lesser of: (a) twelve percent (12%) per annum; or (b) the maximum rate permitted by applicable law.  The provisions of this Section 13 shall survive the Close of Escrow.

14.           Property Environmental Conditions, Seller Environmental Insurance and Assignment of Remediation Agreement.  Seller has disclosed to Buyer that the Property is listed on the National Priorities List (“NPL”) under CERCLA and is subject to a Consent Decree filed on July 16, 1991 (“Consent Decree”), a Record of Decision (“ROD”) dated June 29, 1990 entered into by WJ Communications, Inc. (formerly Watkins-Johnson Company, or “WJ”) and the Environmental Protection Agency (“EPA”) pursuant to CERCLA.  Seller represents and based on that representation, Buyer acknowledges that the Property is undergoing remediation initially funded by WJ pursuant to a Guaranteed Fixed Price Remediation Agreement dated June 25, 1999 by and between Aviza Technology, Inc. (as assignee of the rights and obligations of Silicon Valley Group, Inc.), Arcadis Geraghty & Miller (“Arcadis”) and WJ (“Remediation Agreement”).  The Consent Decree, ROD and Remediation Agreement are collectively referred to herein as the “Permitted Environmental Exceptions”.  Buyer agrees and acknowledges that notwithstanding anything to the contrary contained herein, the Permitted Environmental Exceptions shall be Permitted Exceptions for the purposes of this Agreement.  Seller agrees that it shall, at Closing, assign to Buyer the Remediation Agreement in the form of the assignment agreement attached hereto as Exhibit E, or in such other form as may be reasonably agreed to by Buyer and Seller.  During the Due Diligence Period, Seller shall use commercially reasonable efforts to arrange, at Seller’s sole cost and expense but without being required to expend more than Five Thousand Dollars ($5,000), for Buyer to be added at Closing as an additional insured on all policies of insurance relating to Hazardous Materials presently or formerly at, on, under or emanating from the Property in form and substance reasonably satisfactory to Buyer. As part of such commercially reasonable efforts, Seller shall attempt to obtain a written commitment from the applicable insurance companies to name Buyer as an additional insured as described above at Closing, and if such decision on such additional insured status is not reached by any applicable insurance company on or before the expiration of the Due Diligence Period, then Seller shall continue to use commercially reasonable efforts as stated above to obtain a decision on such additional insured status from such insurance companies prior to Closing.  Promptly following the date Seller becomes aware whether or not the applicable insurance companies will allow Buyer to be an additional insured on such policies of insurance, Seller shall notify Buyer in writing of such decision of the insurance companies.  In the event Seller is successful in adding Buyer to the insurance policies as an additional insured, Seller shall not take any actions to cancel any or all of the insurance policies or remove Buyer as an additional insured therefrom.  This paragraph 14 shall survive the Close of Escrow.

15.           Release of Seller.  Buyer acknowledges that Buyer has had the opportunity to conduct prior to the Closing, such studies and investigations of the Property as Buyer desires, and that Buyer will have had the right to observe to its satisfaction, and will have observed to its satisfaction the physical characteristics and condition of the Property.  Buyer acknowledges and agrees that the Property is to be purchased and accepted by Buyer in its condition as of the Closing, “as is”, without any implied or express warranty or representation by Seller, with all patent and latent defects except as otherwise set forth in Sections 8, 12, 13 and 14 and subject to the terms and conditions of the Seller Lease (collectively, the “Release Carve-Outs”).  For purposes of clarification, the Release Carve-Outs shall include, without limitation, (i) the representations or warranties of Seller under Section 8 above, (ii) Seller’s obligations under Sections 12, 13 and 14 above, and (iii) Seller’s obligations under the Seller Lease. Except for the Release Carve-Outs, Seller disclaims the making of any representations or warranties, express or implied regarding the Property or matters affecting the Property, including, without limitation, title to or the boundaries of the Property, topography, climate, air, water rights, utilities, leases, water, present and future zoning, physical condition, soil condition, pest control matters, engineering characteristics, traffic patterns, purposes to which the Property may be suited, value, potential for development, contamination, drainage, access to public roads, proposed routes of roads or extensions thereof, and compliance with building, health, safety laws, Environmental Laws, land use laws and regulations to which the Property may be subject and all other matters in any way affecting the Property, or the use or ownership thereof (herein collectively the “Property Matters”).  Buyer, moreover, acknowledges that Seller has disclosed to Buyer the environmental documents and information identified on Exhibit D attached hereto (“Environmental Documents”), which Exhibit may be updated by Seller with any environmental documents and information provided to Buyer prior to that day which is one (1) week prior to the Approval Deadline, and that Seller cannot and does not make any warranty or representation whatsoever concerning the completeness or the accuracy of information contained in such documents, that Buyer is not relying upon any representations and warranties, other than those specifically set forth in Section 8, made by Seller or anyone acting or claiming to act on Seller’s behalf concerning the Property.  Buyer further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management, environmental or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management, environmental and other advisors.  THEREFORE, EXCEPT AS EXPRESSLY SET FORTH IN THE RELEASE CARVE-OUTS, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS

OR IMPLIED, TO BUYER, AND SELLER IS TRANSFERRING AND BUYER IS PURCHASING THE PROPERTY AT CLOSING IN ITS “AS-IS’ CONDITION ON THE CLOSING DATE, AND BUYER ASSUMES THE RISK THAT ADVERSE PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITIONS MAY NOT HAVE BEEN REVEALED BY ITS INVESTIGATION.  The acknowledgments contained in this Section constitute a conclusive admission that Buyer, as a sophisticated, knowledgeable investor in commercial property, has, except as herein specifically provided, relied upon its own judgment as to any matter germane to the Property, or its purchase or contemplated use thereof, and that any other statement with respect thereto, whether oral, written, constructive express or implied, is immaterial to Buyer. Except with respect to any claims arising out of (i) any breach of covenants, obligations, representations or warranties set forth in or comprising the Release Carve-Outs, (ii) any breach by Seller of any obligation that expressly survives the Closing hereunder, (iii) any post-closing obligations of Seller under this Agreement or any of the documents to be executed at Closing pursuant to the terms of this Agreement (such as the Seller Temporary Lease, if applicable), and (iv) fraudulent acts of Seller or any of its agents, employees or other representatives, Buyer, for itself and its agents, affiliates, successors and assigns, as of the Closing, hereby releases and forever discharges Seller, its agents, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property.  In giving this release, Buyer expressly waives as of the Closing, as to the matters released above, the benefit of any statutory provision or decisional law, if any, that would preclude the extension of this release to claims which Buyer did not know or suspect to exist at the time of execution of this Agreement, which, if known by Buyer, may have materially affected the giving of this release including the provisions of California Civil Code Section 1542 which provide:

“Section 1542.  (General Release - Claims Extinguished.)  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that provisions of this subsection are a material part of this Agreement.

/s/ M. Earl
Buyer

16.           Seller Lease.  Buyer agrees and acknowledges that Seller shall lease back the entire property for one (1) year following the Closing to complete a relocation from the Property to a new operating facility on the terms and conditions of the lease attached hereto as Exhibit F (“Seller Lease”).  As set forth in the Seller Lease, Seller shall have two (2) options to extend the Seller Lease for six (6) months each (each a “Seller Lease Extensions”).  To exercise a Seller Lease Extension per the terms of the Seller Lease, Seller must deliver written notice of its desire to exercise its option no later than ninety (90) days prior to the then existing expiration date of the Seller Lease.  In addition, the Seller Lease includes an option for Seller to extend the term of the Seller Lease on Building 2 only for five (5) years following either the expiration of the initial one (1) year term of the Seller Lease or the end of the last exercised Seller Lease Extension, whichever is later, in accordance with the terms of the Seller Lease (the “Building 2 Lease Option”) which must be exercised by Seller by written notice delivered to Buyer no later than ninety (90) days prior to the time such option would take effect.  For the purposes of this Agreement, the end of the term of the Seller Lease shall be referred to herein as the “Seller Relocation Date” (provided that with respect to Building 2, the Seller Relocation Date with respect to Building 2 only shall be the end of the term of the Building 2 Lease Option, if such option is exercised by Seller).

17.           Possession.  Possession of the Property shall be delivered to Buyer on the Closing Date free of all tenants and possession, with Fixtures and Equipment removed and subject only to the Permitted Exceptions and the Assumed Contracts (if any) in existence at the Closing Date and executed in accordance with this Agreement, and subject to the Seller Temporary Lease, if effected by Seller.

18.           Encumbrances/Transfers/Prohibited Actions.  Seller shall not (a) permit any encumbrance, charge or lien to be placed upon or against the Property or suffer to exist same unless such encumbrance, charge or lien has been approved in writing by Buyer, or unless such encumbrance, charge or lien will be removed by Seller prior to the Closing, and (b) sell, mortgage, pledge, lease, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein (except in the ordinary course of business consistent with the other provisions of this Agreement) or initiate, consent to approve or otherwise take any action with respect to zoning or any other governmental rules or regulations presently applicable to all or any part of the Property, other than such action as is necessary to maintain the Property in compliance with such rules and regulations applicable to all or any part of the Property, without Buyer’s prior written consent which may not be unreasonably withheld.

19.           Miscellaneous.

A.            1031 Exchange.  Seller’s rights and obligations hereunder may be transferred and assigned by Seller, upon written notice to Buyer (and pursuant to a form of assignment agreement and related documents reasonably acceptable to Buyer), to an agent or other intermediary qualified under Section 1031 of the Internal Revenue Code to effect for Seller’s benefit a deferred Section 1031 exchange of the Property; provided that such assignment and such exchange shall be without additional cost, expense or liability to Buyer, and that any related documentation be provided to Buyer at least three (3) business days prior to the Closing Date.  Buyer shall cooperate as reasonably requested by Seller to effect any such transfer, assignment or exchange.  Notwithstanding anything to the contrary contained herein, in the event of an assignment of this Agreement by Seller, Seller shall remain liable and responsible for all of the obligations of “Seller” hereunder, regardless of such assignment.

B.            Notices.  Any notice, consent or approval required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given upon (i) hand delivery, (ii) one (1) day after being deposited with Federal Express or another reliable overnight courier service, or (iii) on the transmitted facsimile telecopy confirmed as received, and addressed as follows:

If to Seller:	Aviza Technology, Inc.
440 Kings Village Road
Scotts Valley, CA 95066-4027
Attn: Patrick C. O’Connor, Chief Financial Officer
Telephone:: (831) 439-6360
Facsimile No.: (831) 439-6320
Email: Pat.OConnor@aviza.com

With a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attn: Marc Gottschalk
Telephone: (650) 354-4250
Facsimile No.: (650) 493-6811 Attn: Marc Gottschalk
email: mgottschalk@wsgr.com

If to Buyer:	Fowler Property Acquisitions, LLC
100 Bush Street, Suite 510
San Francisco, CA 94104
Attn: Hannah Moriarty
Telephone: (415)249-6199
Facsimile No. (415)925-3440
Email: hmoriarty@fpacquisitions.com

With a copy to:	Nancy Mauriello, Esq.
4665 MacArthur Court, Suite 200
Newport Beach, CA 92660
Telephone: (949)399-2525
Facsimile No. (949)399-2528
Email: nancy@nmapc.com

If to Escrow Agent:	First American Title
1850 Mt. Diablo Blvd., Suite 300
Walnut Creek, CA 94596
Attn: Gyda Kelly
Telephone: (925)927-2191
Facsimile No. (925)927-2195
Email: gkelly@firstam.com

or such other address as either party may from time to time specify in writing to the other.

C.            Brokers and Finders.  Each party hereto represents and warrants to the other that it has not engaged any broker or finder in connection with the transaction contemplated by this Agreement to whom a commission may be owed other than Sheldon Wiseman Commercial Real Estate representing Buyer and Janet Thompson representing Seller. If, and only if, escrow closes hereunder, Seller agrees to pay to Janet Thompson a real estate sales commission pursuant to the terms of a separate written agreement between Seller and Janet

Thompson.  If, and only if, escrow closes hereunder, Buyer agrees to pay to Sheldon Wiseman Commercial Real Estate a real estate sales commission pursuant to the terms of a separate written agreement between Buyer and Sheldon Wiseman Commercial Real Estate. If any person or entity other than Janet Thompson or Sheldon Wiseman Commercial Real Estate perfects a claim for a commission or finder’s fee based upon any contact, dealings or communication, the party through whom the person or entity makes its claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against the same.  The provisions of this paragraph shall survive the Closing.

D.            Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns.  Buyer shall have the right, without notice to Seller, to assign its right, title and interest in and to this Agreement to one or more assignees at any time before the Closing Date, and in such event, the party originally designated as Buyer shall be relieved of any and all obligations under this Agreement and any other instruments executed pursuant hereto from and after the effective date of such assignment, and such assignee(s) shall be responsible for the obligations of Buyer from and after the effective date of such assignment.

E.             Amendments.  Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by Seller and Buyer.

F.             Continuation and Survival of Representations and Warranties.  All representations and warranties by the respective parties contained herein or made in writing pursuant to this Agreement are intended to and shall remain true and correct as of the time of Closing, shall be deemed to be material, and shall survive the execution and delivery of this Agreement and the Closing subject to the terms of Section 8 above.

G.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

H.            Merger of Prior Agreements.  This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersede all prior agreements and understandings between the parties relating to the subject matter hereof.

I.              Enforcement.  In the event a dispute arises concerning the performance, meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and attorneys’ fees and costs and expert witness fees and costs.

J.             Business Days/Time is of the Essence.  Time is of the essence of this Agreement.  In the event that any time period set forth in this Agreement expires on a bank holiday or weekend day, such time period shall be extended to the next business day.  For the purposes of this Agreement “business day” shall mean any day, excluding weekends, banks in the State of California are generally open for business.

K.            Severability.  If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

L.            Marketing.  Buyer and Seller acknowledges that Buyer has the right to terminate this Agreement at any time prior to the end of the Diligence Period and therefore the purchase of the Property by Buyer is contingent on Buyer’s satisfaction as specifically provided in the Agreement.  As such, Buyer and Seller agree that Seller may at any time after the date hereof pursue “back-up” offers for the purchase of the Property so long as such offers are contingent on the termination of this Agreement in accordance with its terms.

M.           Headings/Construction.  The titles and headings of the various Sections and paragraphs hereof are intended solely for means of reference and are not intended for any purpose whatsoever to modify, explain or place any construction on any of the provisions of this Agreement.  The parties acknowledge that, with respect to the transactions contemplated herein, (a) each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits thereto; (b) neither party has received from the other any accounting, tax, legal or other advice; and (c) each party has relied solely upon the advice of its own accounting, tax, legal and other advisors; provided, however, it is acknowledged by Buyer and Seller that Buyer has received certain accounting and financial information from Seller as provided in this Agreement.

N.            Counterparts.  This Agreement may be executed in one or more counterparts.  All such separate counterparts together shall constitute one and the same instrument.

O.            Further Assurances.  At Closing, and from time to time thereafter, Seller and Buyer agree that they shall at the request of the other make, execute and deliver or obtain and deliver all such affidavits, deeds, certificates, and other instruments and documents, and shall do or cause to be done all such acts or things, which either party may reasonably require in order to complete the consummation of the transactions contemplated by this Agreement.

P.             Limited Liability.  The parties, on behalf of themselves, and their members, partners, directors, officers, employees and representatives, and the members, partners, directors, officers, employees and representatives thereof (collectively with the parties, the “Constituent Parties”), hereby agree that in no event or circumstance shall any of the Constituent Parties, or any other individual or trust within the ownership structure of either party, have any personal liability under this Agreement.

Q.            Confidentiality.  The parties shall keep the terms and conditions of this Agreement and the transactions contemplated herein, and all information delivered or provided in accordance herewith, in confidence and shall not disclose such information to any third parties, except that Buyer and Seller may disclose all such information to their employees, agents, members and partners (and the members and partners thereof), advisors, prospective lenders and investors and as otherwise required by law.  Buyer and Seller each may also disclose to the City of Scotts Valley that Buyer holds a contractual right to purchase the Property pursuant to this Agreement.

R.            Final Inspection and Additional Seller Covenants.  Buyer shall have the right to make a final walk-through inspection of the Property and the Improvements (including the office building) prior to the Closing Date to confirm the condition of the Property and the Improvements and the consistency thereof with the terms of this Agreement.  Prior to the Closing, Seller shall maintain, or cause to be maintained, the Real Property and Improvements in good condition and repair and perform, at Seller’s sole cost and expense, all necessary maintenance, repairs, and replacements required for the Real Property and Improvements and operate the Real Property and Improvements in accordance with the same management standards as were employed by Seller prior to the Effective Date.  Prior to the Closing, Seller shall comply with all laws, ordinances, rules and regulations applicable to the use and/or occupancy of, and all operations activities on, the Property. Prior to the Closing, Seller shall keep in effect all insurance coverage currently in force with respect to the Real Property and promptly comply with all requirements of the insurance companies with respect to such coverage.

S.             Joint and Mutual Escrow Instructions.   This Agreement shall constitute both an agreement between Buyer and Seller and escrow instructions for Escrow Agent.   If Escrow Agent requires separate or additional escrow instructions which it deems necessary for its protection, Seller and Buyer agree to promptly upon request by Escrow Agent to execute and deliver to Escrow Agent such separate and additional escrow instructions (the “Additional Instructions”).  In the event of any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail and govern, and the Additional Instructions shall so provide.  The Additional Instructions shall not modify or amend the provisions of this Agreement unless otherwise agreed to in writing by Seller and Buyer.

T.            ARBITRATION OF DISPUTES.  CLAIMS, DISPUTES AND OTHER MATTERS IN QUESTION BETWEEN THE PARTIES TO THIS AGREEMENT ARISING UNDER SECTION 12 HEREOF SHALL BE SUBMITTED TO AND SETTLED BY ARBITRATION CONDUCTED IN THE COUNTY OF SANTA CRUZ, CALIFORNIA, IN ACCORDANCE WITH THE RULES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION FOR “EXPEDITED PROCEDURES” FOR COMMERCIAL ARBITRATION BY THREE (3) ARBITRATORS APPOINTED IN ACCORDANCE WITH SUCH RULES.  THE PARTIES SHALL HAVE THE RIGHT TO DISCOVERY IN ACCORDANCE WITH CODE OF CIVIL PROCEDURE SECTION 1283.05.  THE AWARD RENDERED BY THE ARBITRATORS SHALL BE FINAL AND BINDING, AND JUDGMENT MAY BE ENTERED UPON IT IN ANY COURT HAVING JURISDICTION THEREOF.  NOTWITHSTANDING THE FOREGOING, THE PARTIES MAY APPLY TO ANY COURT OF COMPETENT JURISDICTION FOR A TEMPORARY RESTRAINING ORDER, PRELIMINARY INJUNCTION, OR OTHER INTERIM RELIEF, AS NECESSARY, WITHOUT BREACH OF THIS ARBITRATION AGREEMENT AND WITHOUT ANY ABRIDGMENT OF THE POWERS OF THE ARBITRATORS. THIS PROVISION SHALL BE SPECIFICALLY ENFORCEABLE IN ANY COURT OF COMPETENT JURISDICTION.  NOTICE OF DEMAND FOR ARBITRATION SHALL BE FILED IN WRITING WITH THE OTHER PARTY TO THIS AGREEMENT AND WITH THE AMERICAN ARBITRATION ASSOCIATION.

THE DEMAND SHALL BE MADE WITHIN A REASONABLE TIME AFTER THE WRITTEN NOTICE OF CLAIM ABOVE. IN NO EVENT SHALL THE DEMAND FOR ARBITRATION BE MADE AFTER THE DATE WHEN THE APPLICABLE STATUTE OF LIMITATIONS WOULD BAR INSTITUTION OF A LEGAL OR EQUITABLE PROCEEDING BASED ON SUCH CLAIM, DISPUTE, OR OTHER MATTER IN QUESTION. HOWEVER, ONCE A CLAIM IS MADE, THE STATUTE OF LIMITATIONS SHALL BE TOLLED DURING THE THIRTY (30) DAY PERIOD FROM THE TIME THE CLAIM IS FILED UNTIL THE DEMAND FOR ARBITRATION IS FILED.

NOTICE:  BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT THE MATTERS INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL.  BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION.  IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE.  YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE ‘ARBITRATION OF DISPUTES’ PROVISION TO NEUTRAL ARBITRATION.

SELLER’S INITIALS:	/s/ O.C.	BUYER’S INITIALS:	/s/ M.E.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Buyer: Fowler Property Acquisitions., LLC, a California limited liability company

[BUYER TO INITIAL SECTION 6, 14 AND 20.T]	By:	/s/ Michael B. Earl
Michael B. Earl, Manager

	Dated:	3/3/08

Seller: AVIZA TECHNOLOGY, INC., a Delaware corporation

[SELLER TO INITIAL SECTION 6 AND 20.T]	By:	/s/ Patrick C. O’Connor
Patrick C. O’Connor

Its: Chief Financial Officer

	Dated:	3/6/08

Instructions contained herein accepted this 9th day of March, 2008

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Carol Allen
Name:	Carol Allen
Its:	Escrow Agent

EXHIBIT A

DESCRIPTION(S) OF REAL PROPERTY

[See attached]

EXHIBIT A-1

EQUIPMENT SELLER MAY REMOVE FROM PROPERTY

All trade fixtures, equipment, furniture, cubicles and other personal property used by Seller in the operation of Seller’s business, including, without limitation, data networking equipment and telephone equipment and systems and back-up generators, but excluding the Basic Building Systems used for the Operation of the Property.  For these purposes the “Basic Building Systems” shall mean all electrical, mechanical, outside telephone wiring, plumbing and HVAC systems currently existing at the Real Property used for the Operation of the Property.  The term “Operation of the Property” shall mean the provision of electricity, lighting, fire and life safety (including alarm systems), heating, cooling and ventilation (including boilers, chillers and cooling towers), plumbing (including fire sprinklers, sinks, bathrooms and sanitary systems) and elevators.  [Note: Notwithstanding the foregoing, the parties will negotiate and agree in writing prior to the Approval Deadline, on the improvements, fixtures and equipment Seller shall be permitted to leave in place at the Real Property on the Seller Relocation Date]

EXHIBIT A-2

EXCLUDED PROPERTY

1.          All personal property outside of the buildings on the property relating to the groundwater and soil remediation systems (including, without limitation, the monitoring wells, remediation systems and related piping) to the extent not owned by Seller.

2.          All trade fixtures, equipment and personal property Seller may remove from the Real Property as set forth in Exhibit A-1 to the extent actually removed by Seller on or before the later of the Closing Date, or, if applicable, the Seller Relocation Date.

3.          Nitrogen plant owned by Air Products and leased by Seller which shall be removed on or before the Seller Relocation Date.

EXHIBIT A-3

FIXTURES AND EQUIPMENT TO BE REMOVED FROM PROPERTY BY SELLER ON OR BEFORE CLOSING

All trade fixtures, equipment and personal property Seller may remove from the Real Property as set forth in Exhibit A-1 to the extent actually removed by Seller on or before the later of the Closing Date, or, if applicable, the Seller Relocation Date.

EXHIBIT B

GRANT DEED

RECORDING REQUESTED BY AND
WHEN RECORDED MAIL TO:

Documentary Transfer Tax is not of public record and is shown on a separate sheet attached to this deed.

GRANT DEED

FOR VALUE RECEIVED, AVIZA TECHNOLOGY, INC., a Delaware corporation (“Grantor”), grants to [BUYER] (“Grantee”), all that certain real property (the “Property”) situated in the City of Scotts Valley, County of Santa Cruz, State of California, described on Schedule 1 attached hereto and by this reference incorporated herein, together with all its right, title and interest in and to all buildings and improvements located on the Property, subject to the Permitted Exceptions listed on Schedule B attached hereto.

Grantor further grants to the Grantee all of the Grantor’s right, title and interest in and to all easements, privileges and rights appurtenant to the Property and pertaining to, held and enjoyed in connection therewith and all of the Grantor’s right, title and interest in and to any land lying in the bed of any street, alley, road or avenue to the mesne line thereof in front of, or adjoining the Property.

IN WITNESS WHEREOF, the undersigned has executed this Grant Deed dated as of                        , 200    .

AVIZA TECHNOLOGY, INC.,
a Delaware corporation

By:
Printed Name:
Its:

EXHIBIT C

ASSIGNMENT OF SERVICE CONTRACTS,
WARRANTIES AND GUARANTIES
AND OTHER INTANGIBLE PROPERTY

THIS ASSIGNMENT is made and entered into as of this                  day of                 , 20    , by AVIZA TECHNOLOGY, INC., a Delaware corporation (“Assignor”), to  [BUYER] (“Assignee”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, effective as of the Effective Date (as defined below), Assignor hereby assigns and transfers unto Assignee all of its right, title, claim and interest in and under (collectively, the Assets”):

(A)          all warranties and guaranties made by or received from any third party with respect to any building, building component, structure, fixture, machinery, equipment, or material situated on, contained in any building or other improvement situated on, or comprising a part of any building or other improvement situated on, any part of that certain real property described in Exhibit A attached hereto including, without limitation, those warranties and guaranties listed in Schedule 1 attached hereto (collectively, “Warranties”);

(B)           all of the Assumed Contracts (as defined in that certain Purchase Agreement dated as of                     , 20    , between Assignor and Assignee (or Assignee’s predecessor in interest) (the “Agreement”)), as listed in Schedule 2 attached hereto; and

(C) any other Intangible Property (as defined in the Agreement).

ASSIGNOR AND ASSIGNEE FURTHER HEREBY AGREE AND COVENANT AS FOLLOWS:

                1.             In the event of any litigation between Assignor and Assignee arising out of this Assignment, the losing party shall pay the prevailing party’s costs and expenses of such litigation, including, without limitation, attorneys’ fees and costs, court costs and expert witness fees and costs.

                2.             This Assignment shall be binding on and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors in interest and assigns.

                3.             This Assignment shall be governed by and construed and in accordance with the laws of the State of California.

                4.             Assignor agrees to indemnify and hold Assignee harmless from and against any and all losses, costs, liabilities, damages and expenses, including, without limitation, reasonable attorneys’ fees, accruing prior to the Effective Date and arising out of the Assumed Contracts.  Assignee agrees to assume all of Assignor’s obligations under the Assumed Contracts accruing from and after the Effective Date.  Assignee agrees to indemnify and hold Assignor harmless from and against any and all losses, costs, liabilities, damages and expenses including, without limitation, reasonable attorney’s fees, arising from any breach by Assignee or its successors or assigns of any of obligations under the Assumed Contracts accruing on or after the Effective Date.

                5.             Assignor agrees that it shall, at the request of Assignee, from time to time, execute and deliver to Assignee all other and further instruments necessary to vest in Assignee any of Seller’s right, title and interest in or to any of the property assigned and conveyed hereunder, including, without limitation, the obtaining of any required consents at Assignor’s sole cost and expense.

                6.             Assignor does hereby represent to Assignee that Assignor is the lawful owner of the Assets, that such Assets are free and clear of all encumbrances, and that Assignor has good right to sell the same as aforesaid and will warrant and defend the title thereto unto Assignee, its successors and assigns, against the claims and demands of all persons whomsoever.

                7.             For purposes of this Assignment, the “Effective Date” shall be the date of the Closing (as defined in the Agreement).

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment the day and year first above written.

ASSIGNEE:	[BUYER]

By:
Its:

ASSIGNOR:	AVIZA TECHNOLOGY, INC.,
a Delaware corporation

By:
Its:

Exhibit A to Assignment of Service Contracts
Warranties and
Guaranties and Other Intangible Property

NONE

Schedule 1 to Assignment of Service Contracts
Warranties and
Guaranties and Other Intangible Property

List of Warranties

NONE

Schedule 2 to Assignment of Service Contracts
Warranties and
Guaranties and Other Intangible Property

List of Contracts

NONE

EXHIBIT D

ENVIRONMENTAL DOCUMENTS

See Lists attached

EXHIBIT E

FORM OF ASSIGNMENT OF REMEDIATION AGREEMENT

THIS ASSIGNMENT OF REMEDIATION AGREEMENT (“Assignment”) shall be effective as of                               , 2008 (the “Effective Date”) and is made by and between AVIZA TECHNOLOGY, INC., a Delaware corporation (“Assignor”), and                                               , a                                      (“Assignee”).

This Assignment is made with reference to the following facts and circumstances:

1.             ARCADIS Geraghty & Miller (“ARCADIS”), a Delaware corporation, Assignor (as successor by assignment from ASML US, Inc., formerly known as Silicon Valley Group, Inc.) and WJ Communications, Inc.  (formerly known as Watkins-Johnson Company, referred to herein as “WJ”), entered that certain Guaranteed Fixed Price Remediation Agreement dated as of July 6, 1999 (“Remediation Agreement”), whereby ARCADIS agreed to assume responsibility for satisfying the terms of a Consent Decree by and between the United States Environmental Protection Agency and WJ filed July 16, 1991 in Civil Action No. C91-20423 United States v. Watkins-Johnson Company on the terms and conditions of the Remediation Agreement for the benefit of WJ and Assignor.

2.             Assignor desires to assign to Assignee all of Assignor’s right, title and interest in, under and to the Remediation Agreement, and Assignee desires to accept such assignment.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

(a)           Assignment:  Assignor hereby assigns, transfers and conveys to Assignee, and Assignee hereby accepts, as of the Effective Date, all of Assignor’s right, title and interest in, under and to the Remediation Agreement.  Also effective as of the Effective Date, Assignee accepts this assignment and assumes and agrees to keep, perform and fulfill, as a direct obligation to WJ and ARCADIS and for the benefit of Assignor, all of the terms, covenants, conditions and obligations required to be kept, performed and fulfilled by Assignor under the Remediation Agreement from and after the Effective Date.

                (b)           Miscellaneous:  Assignor and Assignee shall execute and deliver such additional documents and take such additional actions as either may reasonably request to carry out the purposes of this Assignment.  This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.  If either party brings an action or legal proceeding with respect to this Assignment, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs.  All captions contained in this Assignment are for convenience of reference only and shall not affect the construction of this Assignment.  This Assignment may be executed in one or more counterparts, each of which shall be an original, but all of which, taken together, shall constitute one and the same Assignment.  If any one or more of the provisions of this Assignment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  This Assignment shall be governed by the laws of California without reference to conflicts of laws principles.

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment intending it to be effective as of the Effective Date.

ASSIGNOR:

By:

Title:

Date:

ASSIGNEE:

By:

Title:

Date:

EXHIBIT F

FORM OF SELLER LEASE

FORM OF LEASE

SUMMARY OF TERMS OF

LEASE AGREEMENT

Landlord:	FPA Kings Village Associates, LLC, a Delaware limited liability company

Tenant:	Aviza Technology, Inc. a Delaware corporation

Leased Premises:	440 Kings Village Road, Scott’s Valley, California

Condition:	As-Is - broom clean condition

Use:	Nine Building Technology Campus

Lease Term:

One (1) year with two (2) six (6) month options to extend, provided (i) that with respect to “Building 2”, the Lease Term shall be as provided in Section 4.3 below, and (ii) Tenant shall have the right to terminate this Lease during the first (1st) year on ninety (90) days advance written notice delivered to Landlord no earlier than the end of the third (3rd) full calendar month of the Lease Term.

Commencement
Date:	Close of Escrow under that certain Purchase and Sale Agreement between Landlord and Tenant

Base Rent:	$106,767 per month for the Term with a 3.5% increase for each option extended.

Taxes:	Tenant shall pay all real estate taxes, personal property taxes, if any, and all taxes and license fees assessed due to the occupancy or use of the Leased Premises by Tenant

Repairs &
Maintenance:	Tenant shall be responsible for repairs and maintenance as more specifically set forth in the Lease

Alterations:	Tenant shall have the right to remodel and alter the premises as Tenant deems necessary and as more specifically set forth in the Lease and with Landlord’s prior written consent

Insurance:	Tenant shall maintain General Liability Coverage and Fire Insurance consistent with Tenant’s historical practices

Utilities:	Tenant shall pay all utilities.

Late Charges:	5% of monthly rent after 10 days plus interest at 10% after 10 days.

i

Notice:	Tenant:

	Landlord:	FPA Kings Village Associates, LLC
4665 MacArthur Court, Suite 200
Newport Beach, CA 92660

Address for Payment of Rent:

FPA Kings Village Associates, LLC
P.O. Box 1410
Suisun City, CA 94585

Holding
Over:	Month-to-month and subject to all other terms of Article 28 of the Lease.

ii

LEASE AGREEMENT

                This Lease Agreement (“Lease”) is entered into as of                               , 2008 (the “Commencement Date”) between FPA KINGS VILLAGE ASSOCIATES, LLC, a Delaware limited liability company (“Landlord”) and AVIZA TECHNOLOGY, INC., a Delaware corporation (“Tenant”).

RECITALS

                A.            Landlord is the owner of certain Leased Premises and all improvements thereon located at 440 Kings Village Road, Scott’s Valley, California (the “Leased Premises”).

                B.            The Leased Premises are improved with structures and facilities, landscaping and a parking area that comprise a  nine building technology campus;

                C.            Tenant desires to lease the Leased Premises from Landlord and Landlord desires to lease the Leased Premised to Tenant on the terms and conditions set forth herein.

                NOW, THEREFORE, Landlord and Tenant agree as follows:

ARTICLE 1 — DEFINITIONS

                As used in this Lease, the following terms shall have the following meanings:

1.1           “Alterations” is defined in Section 11.1.

1.2           “Rent” is defined in Article 5.

1.3           Intentionally left blank.

1.4           “Commencement Date” is defined in Section 4.1.

1.5           “Environmental Laws” means all federal, state, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or requirements of any government authority regulating, relating to, or imposing liability or standards of conduct concerning any Hazardous Substance (as later defined), or pertaining to occupational health or industrial hygiene (and only to the extent that the occupational health or industrial hygiene laws, ordinances, or regulations relate to Hazardous Substances on, under, or about the Leased Premises), occupational or environmental conditions on, under, or about the Leased Premises, as now or may at any later time be in effect, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) [42 USCS §§ 9601 et seq.]; the Resource Conservation and Recovery Act of 1976 (“RCRA”) [42 USCS §§ 6901 et seq.]; the Clean Water Act, also known as the Federal Water Pollution Control Act (“FWPCA”) [33 USCS §§ 1251 et seq.]; the Toxic Substances Control Act (“TSCA”) [15 USCS §§ 2601 et seq.]; the Hazardous Materials Transportation Act (“HMTA”) [49 USCS §§ 1801 et seq.]; the Insecticide, Fungicide, Rodenticide Act [7 USCS §§ 136 et seq.]; the Superfund Amendments and Reauthorization Act [42 USCS §§ 9601 et seq.]; the Clean Air Act [42 USCS

1

§§ 7401 et seq.]; the Safe Drinking Water Act [42 USCS §§ 300f et seq.]; the Solid Waste Disposal Act[42 USCS §§ 6901 et seq.]; the Surface Mining Control and Reclamation Act [30 USCS §§ 1201 et seq.]; the Emergency Planning and Community Right to Know Act [42 USCS §§ 11001 et seq.]; the Occupational Safety and Health Act [29 USCS §§ 655 and 657]; the California Underground Storage of Hazardous Substances Act [H & S C §§ 25280 et seq.]; the California Hazardous Substances Account Act [H & S C §§ 25300 et seq.]; the California Hazardous Waste Control Act [H & S C §§ 25100 et seq.]; the California Safe Drinking Water and Toxic Enforcement Act [H & S C §§ 24249.5 et seq.]; the Porter-Cologne Water Quality Act [Wat C §§ 13000 et seq.] together with any amendments of or regulations promulgated under the statutes cited above and any other federal, state, or local law, statute, ordinance, or regulation now in effect or later enacted that pertains to occupational health or industrial hygiene, and only to the extent that the occupational health or industrial hygiene laws, ordinances, or regulations relate to Hazardous Substances on, under, or about the Leased Premises, or the regulation or protection of the environment, including ambient air, soil, soil vapor, groundwater, surface water, or land use.

1.6           “Hazardous Substances” includes without limitation:

1.6.1        Those substances included within the definitions of “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance,” “solid waste,” or “pollutant or contaminant” in CERCLA, RCRA, TSCA, HMTA, or under any other Environmental Law;

1.6.2        Those substances listed in the United States Department of Transportation (DOT) Table [49 CFR 172.101], or by the Environmental Protection Agency (EPA), or any successor agency, as hazardous substances [40 CFR Part 302];

1.6.3        Other substances, materials, and wastes that are or become regulated or classified as hazardous or toxic under federal, state, or local laws or regulations; and

1.6.4        Any material, waste, or substance that is (i) a petroleum or refined petroleum product, (ii) asbestos, (iii) polychlorinated biphenyl, (iv) designated as a hazardous substance pursuant to 33 USCS § 1321 or listed pursuant to 33 USCS § 1317, (v) a flammable explosive, or (vi) a radioactive material.

1.7           “Term” is defined in Section 4.1.

1.8           “Law” shall mean any constitution, statute, ordinance, regulation, rule, judicial decision, administrative order, or other requirement of any governmental entity.

1.9           “Leased Premises” is defined in Recital A.

1.10         “Trade Fixtures” is defined in Section 12.1.

1.11         “Business” is defined in Recital D.

2

ARTICLE 2 — LEASE OF LEASED PREMISES

                2.1           Landlord leases to Tenant and Tenant leases from Landlord the Leased Premises for the term, at the rental, and upon all other terms, covenants, and conditions in this Lease.

                2.2           This Lease confers no rights either to the subsurface of the land beneath the building or to any oil, gas, minerals or other hydrocarbon substances below the ground level of the Leased Premises.

ARTICLE 3 — USE OF LEASED PREMISES

                3.1           The Leased Premises shall be used for all purposes previously utilized by Tenant as the prior owner including a research campus and manufacturing facility for semiconductor products including office use, storage, warehouse and distribution and other legal uses related thereto.  Tenant may not use the Leased Premises for other purposes without the prior written approval of Landlord which shall not be unreasonably withheld.

                3.2           Tenant shall not do or permit any act that (i) causes any structural damage to the Leased Premises, or (ii) causes damage to any part of the Leased Premises, except for ordinary wear and tear and to the extent reasonably necessary for the installation of Trade Fixtures, equipment, machinery, or the construction of alterations as permitted under this Lease or as approved in writing in advance by Landlord, such approval not to be unreasonably withheld or delayed.

                3.3           Tenant shall not operate or permit the operation of any equipment or machinery on the Leased Premises that could (i) materially damage the Leased Premises, (ii) impair the efficient operation of the Leased Premises’ heating, ventilation, or air conditioning system, (iii) block or otherwise impede the operation of the Leased Premises’ sprinkler system, (iv) overload or otherwise place an undue strain on the Leased Premises’ electrical and mechanical systems, or (v) damage, overload, or corrode the Leased Premises’ sanitary sewer system.

                3.4           Tenant shall not install or attach anything in the Leased Premises in excess of the load limits established for the Leased Premises.  Tenant shall contain and dispose of all dust, fumes, or waste products generated by Tenant’s use of the Leased Premises so as to avoid (i) unreasonable fire or health hazards, (ii) damage to the Leased Premises, or (iii) any violation of any Law.

                3.5           Tenant shall not commit any waste in or around the Leased Premises and shall keep the Leased Premises in as neat, clean, attractive and orderly a condition as on the Commencement Date, reasonable wear and tear excepted.

                3.6           Tenant shall use the Leased Premises in compliance with all-applicable Laws, recorded covenants and restrictions, and requirements of any fire insurance underwriters or rating bureaus, now or later in effect.

3

ARTICLE 4 — LEASE TERM

4.1           Term. The term of this Lease shall be for one (1) year commencing on the Commencement Date, and ending one (1) year thereafter unless sooner terminated pursuant to the terms of this Lease, except as extended pursuant to Sections 4.2 and 4.3 below, and provided that Tenant shall have the right to terminate this Lease during the first (1st) year of the Lease Term on ninety (90) days advance written notice delivered to Landlord no earlier than the end of the third (3rd) full calendar month of the Lease Term.

4.2           Option Term. Landlord hereby grants the Tenant, two (2) options to extend the Lease Term for the entire Leased Premises by a period of six (6) months each (each an “Option Term”).  Such options shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, (i) Tenant is not then in default under this Lease (beyond any applicable notice and cure periods), and  (ii) Tenant has not been in default under this Lease (beyond any applicable notice and cure periods) more than once during the prior twelve (12) month period.  Upon the proper exercise of the applicable option to extend, then the Lease Term, as it applies to the entire Leased Premises, shall be extended for a period of six (6) months.  The rights contained in this Section 4.2 shall only be exercised by the Tenant (and not any other assignee, sublessee or other transferee of the Tenant’s interest in this Lease) if Tenant is in occupancy of the entire Leased Premises.   The Rent during either Option Term shall be 3.5% greater than the immediately preceding Term.

4.3           Building 2 Option.  Tenant shall have the right to lease Building 2 on the Premises comprising 1500 square feet of space (which square footage Landlord and Tenant agree is accurate regardless of any measurement to the contrary) for a term of five (5) years commencing on the expiration of the first anniversary of the Commencement Date, at a rental rate of $.75 per square foot plus [operating expenses] [Note: can either be gross rent with all costs included except utilities which are separately metered, or can be done as a operating expense pass through.  Given the size of the space, we would recommend a gross rent for sake of simplicity] (“Building 2 Option”).  The Building 2 Option shall be upon the same terms and conditions as this Lease subject to such reasonable changes as are agreed to by Landlord and Tenant to address the conversion of the Premises to multi-tenant use.

ARTICLE 5 — RENT

5.1           Commencing on the first day of the first calendar month after the Commencement Date and continuing thereafter on the like day of each successive month for twelve (12) consecutive months, Tenant shall pay to Landlord, in advance, and without offset (except as specifically set forth in Article 21 below), deduction, prior notice or demand, rent (“Rent”), initially at the Base Rent shown in the Summary of Terms of this Lease, per month in advance on the first day of each month.  Rent shall be payable in lawful money of the United States to Landlord at the address stated in this Lease or to any other address that Landlord may designate from time to time.  Any amount of Rent due for any period less than a full calendar month shall be a prorated amount.

4

ARTICLE 6 — TAXES AND ASSESSMENTS

                6.1           Tenant shall pay all real property taxes and all other taxes, permit, inspection, and license fees, and other public charges of whatever nature that are assessed against the Leased Premises and/or arise because of the occupancy, use, or possession of the Leased Premises (including, but not limited to, taxes on personal property, whether of Landlord or Tenant), subsequent to the commencement of the Term of this Lease, and all installments that are due during the Term of this Lease.  Tenant shall pay all such taxes before the last day on which payment may be made without penalty or interest.

                6.2           Landlord agrees to give to Tenant at least thirty (30) calendar days prior to their coming due, all bills received by Landlord for taxes, assessments, and public charges payable by Tenant.

                6.3           All property taxes levied on the Leased Premises for the tax year in which the Commencement Date falls shall be appropriately prorated between Landlord and Tenant, so that Tenant’s share will reflect the portion of that tax year in which Tenant has possession of the Leased Premises under this Lease.  Taxes levied on the Leased Premises for the tax year in which the Termination Date occurs shall be similarly prorated between Landlord and Tenant to reflect the period of Tenant’s possession of the Leased Premises during that tax year.  Tenant shall pay Tenant’s share of those taxes to Landlord directly, and that payment shall constitute full performance under this Lease with respect to this tax liability.

                6.4           Tenant shall not be required to pay, discharge, or remove any tax (including penalties and interest), assessment, tax lien, forfeiture, or other imposition or charge against the Leased Premises or any part of the Leased Premises or any improvements required by this Lease to be paid by Tenant, so long as Tenant diligently and in good faith contests the validity or the legality of the assessment, levy, or charge by appropriate legal proceedings, which should prevent the collection of the tax, assessment, imposition, or charge contested; provided however, that Tenant, prior to the date that the tax, assessment, imposition, or charge is due and payable, shall either have paid it to Landlord under protest or shall have, (i) in the case of real estate taxes, posted a bond with Landlord sufficient to cover the amount of the taxes and penalties and interest and, (ii) in the case of taxes other than real estate taxes, given to Landlord a letter executed by an officer of Tenant assuring Landlord that the tax, assessment, imposition, or charge will be paid when and to the extent that the legal proceedings conclude in a final determination that the tax, assessment, imposition, or charge is valid, legal and owing.  Upon such final determination, Tenant agrees to immediately pay the contested tax, assessment, imposition, or charge, together with all interest and penalties, if any, and remove and discharge any lien or forfeiture arising from the prior nonpayment.  Any proceedings for contesting the validity, legality, or amount of any tax, assessment, imposition, or charge, or to recover any tax, assessment, imposition, or charge paid by Tenant, may be brought by Tenant in the name of Landlord or in the name of Tenant, or both, as Tenant deems advisable.  Landlord agrees that Landlord will, upon the reasonable request of Tenant, execute or join in the execution of any instrument or document necessary in connection with any proceeding.  However, if Tenant brings any proceedings, Tenant agrees to indemnify Landlord for all losses, costs, or expenses that may be imposed on Landlord in connection with the proceeding.  Tenant’s right to contest taxes as provided in this

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Lease shall not extend beyond the point where Landlord’s title to the Leased Premises could be lost.  In any event, Tenant shall notify Landlord in advance of any tax contest proceedings that Tenant intends to initiate, and shall then inform Landlord of all significant developments in the proceedings as they may occur.

                6.5           If Tenant has not paid any tax, assessment, or public charge required by this Lease to be paid by Tenant before its delinquency, or if a tax, assessment, or public charge is contested by Tenant and that tax, assessment, or public charge has not been paid within five (5) days after a final determination of the validity, legality, or amount of the tax, assessment or public charge, then Landlord may, but shall not be required to, pay and discharge the tax, assessment, or public charge.  If a tax, assessment, or public charge, including penalties and interest, are paid by Landlord, the amount of that payment shall be due and payable to Landlord by Tenant with the next succeeding rental installment, and shall bear interest at the rate of ten percent (10%) per annum from the date of the payment by Landlord until repayment by Tenant.

                6.6           The covenants and agreements to pay taxes by Tenant in this Article 6 shall not be deemed to include the payment of any inheritance, estate, succession, transfer, gift, franchise, corporation, income, or profit tax, or capital levy that is or may be imposed on Landlord, or any increase in real property tax that results from a reassessment of the Leased Premises resulting from the sale or transfer of any interest in the Leased Premises within three (3) years after the Commencement Date.  If any excepted taxes become a lien against the Leased Premises, Landlord agrees to pay and discharge them before foreclosure of the lien or to take the steps analogous to those permitted to Tenant under Section 6.4 to contest the taxes, so long as the steps sufficiently protect Tenant’s quiet enjoyment of the Leased Premises.  If Landlord fails to pay and discharge those taxes prior to the institution of proceedings to foreclose the lien, Tenant, at Tenant’s sole option, may advance the funds required to pay and discharge the taxes, together with all penalties and interest, in which event the amount of funds so advanced shall be immediately due and payable from Landlord to Tenant and shall bear interest at the rate of ten percent (10%) per annum from the date of payment by Tenant, until repaid.  Alternatively, Tenant may apply the amount advanced to the payment of the next succeeding rental installment or installments otherwise payable to Landlord until the advance, with interest, has been repaid to Tenant; provided, however, that the rights of Tenant under this Section 6.7 shall be limited to those instances where the foreclosure or other enforcement of the lien may disturb Tenant’s possession and peaceful enjoyment of the Leased Premises.

ARTICLE 7 — SECURITY DEPOSIT

                7.1           Upon the Commencement Date, Tenant shall provide Landlord with a security deposit in an amount equal to the first month’s base rent which Landlord shall retain throughout the Term of this Lease.  If Tenant fails to pay Base Rent or other charges due hereunder or otherwise defaults with respect to any provision of this Lease, then Landlord may draw upon, use, apply or retain all or any portion of the security deposit for the payment of any Base Rent or other charge in default, for the payment of any other sum which Landlord has become obligated to pay by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord has suffered thereby.  If Landlord so uses or applies all or any portion of the security deposit, then Tenant, within ten (10) days after demand therefor, shall deposit cash with

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Landlord in the amount required to restore the security deposit to the full amount stated above.  Upon the expiration of this Lease, Landlord shall return to Tenant so much of the security deposit as has not been applied by Landlord pursuant to this paragraph, or which is not otherwise required to cure Tenant’s defaults.

ARTICLE 8 — DELIVERY OF POSSESSION

                Landlord shall deliver possession of the Leased Premises to Tenant on the Commencement Date in “broom clean” condition, free of all debris, materials and equipment (other than equipment and other assets, if any, which have concurrently been acquired by Tenant or which were on the Leases Premises and previously used by Tenant).  Landlord and Tenant shall, prior to Commencement Date, perform a walk-through of the Leased Premises.  Tenant accepts  possession of the Leased Premises in its then existing condition, “AS-IS”, including all patent and latent defects and subject to all applicable Laws governing and regulating the use of the Leased Premises, and any recorded covenants or restrictions.

ARTICLE 9 — HAZARDOUS SUBSTANCES

                9.1           Tenant agrees that any and all handling, transportation, storage, treatment, disposal, or use of Hazardous Substances by Tenant, Tenant’s employees, agents, customers and vendors in or about the Leased Premises (“Tenant’s Hazardous Substances”) shall strictly comply with all applicable Environmental Laws.

                9.2           Tenant agrees to indemnify, defend and hold Landlord harmless from any liabilities, losses, claims, damages, penalties, fines, attorney fees, expert fees, court costs, remediation costs, investigation costs, or other expenses resulting from or arising out of the use, storage, treatment, transportation, release, or disposal of Tenant’s Hazardous Substances on or about the Leased Premises.

                9.3           If any Tenant Hazardous Substances result in the contamination or deterioration of the Leased Premises or any water or soil beneath the Leased Premises, Tenant shall promptly take all action necessary to investigate and remedy that contamination.

                9.4           Landlord and Tenant each agree to promptly notify the other of any communication received from any governmental entity concerning Hazardous Substances or the violation of Environmental Laws that relate to the Leased Premises.

                9.5           Tenant shall not allow to be used and shall not use, handle, store, transport, generate, release, or dispose of any Hazardous Substances on, under, or about the Leased Premises, except that Tenant may use or allow to be used:  (i) small quantities of common chemicals such as adhesives, lubricants, cleaning fluids and normal office supplies in order to conduct business at the Leased Premises and (ii) other Hazardous Substances that are necessary for the operation of Tenant’s Business.  At any time during the term of this Lease, Tenant shall, within ten (10) days after written request from Landlord, disclose in writing all Hazardous Substances that are being used by Tenant on the Leased Premises, the nature of the use, and the manner of storage and disposal.

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ARTICLE 10 — REPAIRS AND MAINTENANCE

                Tenant shall, at Tenant’s sole cost and expense, keep and maintain the roof, foundation, heating, ventilation and air condition system, on-site parking area, landscaping and interior and exterior of the building(s) on the Leased Premises in as good a condition and repair as on the Commencement Date and to deliver to Landlord physical possession of the Leased Premises at the end of the Term and any extensions thereof in such condition, reasonable wear and tear and loss by fire (not covered by insurance) or other casualty or by earthquake or other act of God excepted.  Landlord and Tenant hereby agree that Exhibit A attached hereto is an accurate reflection of the condition of the Leased Premises on the Commencement Date and that in no event shall Tenant be required to return the Leased Premises to Landlord at the end of the Lease Term in a condition better than that described on such Exhibit A.  Notwithstanding anything to the contrary in this Lease, in no event shall Tenant’s obligations under this Lease require Tenant to perform any repair or replacement of any item that could be amortized as a capital expense under Generally Accepted Accounting Principles.  In the event such repair or replacement arises, and such repair or replacement, if not performed, would materially interfere with Tenant’s occupancy or use of the Leased Premises, Landlord shall perform such repair or replacement at Landlord’s sole cost and expense and Tenant shall reimburse Landlord each year of the Lease Term for one (1) year of the amortized cost of such repair or replacement, Landlord applying a commercially reasonable interest rate for such amortization (provided that Tenant shall only pay a pro rata share of its amortized share during the term of the Building 2 Lease extension based on the square footage the Building 2 premises bears to the entire Leased Premises as measured on the Commencement Date).

ARTICLE 11 — ALTERATIONS

                11.1         Provided that Tenant first obtains Landlord’s written consent, which shall not be unreasonably withheld, Tenant may make alterations, improvements, or additions or otherwise alter the Leased Premises (“Alterations”) which Tenant deems reasonable and prudent in Tenant’s operation of the Leased Premises. Tenant shall provide Landlord with copies of all plans and specifications relating to the Alterations which shall be constructed substantially in compliance with the plans and specifications and by a licensed contractor in accordance with all applicable Laws.   Notwithstanding the foregoing, Tenant shall be permitted without Landlord’s consent, but upon prior notice to Landlord, to continue to install and remove equipment, including, without limitation, facilitizing the clean room by adding or removing such penetrations as may be necessary, consistent with the normal course of operations of Tenant’s use of the Leased Premises to date.

                11.2         Tenant shall not commence construction of any Alterations until all required governmental approvals and permits have been obtained,

                11.3         Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished in connection with the Alterations that are or may become mechanics’ or materialmen’s liens against the Leased Premises or the Leased Premises or any interest in them. Tenant shall have the right to, in good faith, contest the validity of any lien, claim, or demand, provided that Tenant shall, at Tenant’s sole expense, defend Landlord against the lien, claim, or

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demand, and, upon the request of Landlord, Tenant shall furnish to Landlord a surety bond in an amount equal to the contested lien, claim, or demand indemnifying Landlord against liability and holding the Leased Premises free from the effect of the lien, claim, or demand.  In addition, Landlord may require Tenant to pay Landlord’s attorney fees and costs in connection with the defense of any lien, claim, or demand.  Tenant shall pay and satisfy any adverse judgment that may be rendered to enforce the lien, claim, or demand against the Landlord or the Leased Premises.

                11.4         Any Alterations made shall remain on and be surrendered with the Leased Premises upon expiration or termination of the Term.

                11.5         Tenant shall make any alteration, addition, or change of any sort to the Leased Premises that is required by any Law because of:

                                11.5.1      Tenant’s particular use or change of use of the Leased Premises;

                                11.5.2      Tenant’s application for any permit or governmental approval; or

                                11.5.3      Tenant’s construction or installation of any Alterations.

Except for the foregoing matters in Section 11.5, Tenant shall not be required to make any alteration, addition, or change of any sort to the Leased Premises that is required by any Law, which obligations shall be the responsibility of Landlord.

ARTICLE 12 — TRADE FIXTURES

                12.1         Without the need for Landlord’s prior consent, Tenant shall have the right, at any time and from time to time during the Term and any renewal or extension, at Tenant’s sole cost and expense, to install and affix in, to, or on the Leased Premises items for use in Tenant’s trade or business that Tenant, in Tenant’s sole discretion, deems advisable (collectively, “Trade Fixtures”).  Trade Fixtures or any other equipment installed in the Leased Premises by Tenant shall remain the property of Tenant and may be removed at the expiration of the Term or any extension, provided that any damage to the Leased Premises caused by the removal of Trade Fixtures or equipment shall be repaired by Tenant.

                12.2         Tenant’s obligations with respect to the removal or abandonment of Trade Fixtures and other property, and restoration requirements are subject to the terms of that certain Purchase Agreement and Joint and Mutual Escrow Instructions, Scotts Valley, California dated as of           , 2008 (“Purchase Agreement”), and in the event of any conflict between the terms and conditions of that Purchase Agreement and this Lease, the terms and conditions of the Purchase Agreement shall prevail..

ARTICLE 13 — INSURANCE

                13.1         Tenant shall, at Tenant’s expense, obtain and keep in force during the term of this Lease:

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                                13.1.1      Commercial general liability insurance (sometimes referred to as broad form comprehensive general liability insurance), including property damage, against liability for bodily injury, personal injury, death, and damage to property occurring on the Leased Premises with liability limits and property damage in commercially reasonable amounts and consistent with Tenant’s historical practice; and

                                13.1.2      Standard fire and “all risk” property damage insurance, with business interruption with extra expense, vandalism and malicious mischief endorsements, insuring all of Tenant’s personal property, equipment and Trade Fixtures located on the Leased Premises, as well as the Building and other improvements and the Leased Premises for a percentage of their full replacement value that is commercially reasonable and consistent with Tenant’s historical practice.

                13.2         Each policy of insurance required to be carried by Tenant pursuant to Section 13.1 shall:

                                13.2.1      Name Landlord as an additional insured;

                                13.2.2      Intentionally omitted.

                                13.2.3      Provide that the policy shall not be subject to cancellation, lapse, or change, except after at least thirty (30) days’ prior written notice to Landlord.

                If Tenant has in full force a blanket policy of liability insurance with the same coverage for the Leased Premises as described in Section 13.1 that protects against those items described therein, that blanket insurance shall satisfy the requirements of Section 13.1, provided that the blanket policy specifically states the address of the Leased Premises as being covered and the requirements of this Section 13.2 are satisfied.  A copy of each policy evidencing the insurance required to be carried by Tenant pursuant to Sections 13.1 and 13.2 or a certificate of the insurer, certifying that the policy has been issued, which provides the coverage required by Sections 13.1 and 13.2 and which contains the specified provisions, shall be delivered to Landlord within thirty (30) days after the Commencement Date.

                13.3         Notwithstanding anything to the contrary in this Lease, Tenant and Landlord each release the other and waive the entire right of recovery against the other for any damage or liability arising out of or incident to the perils insured against, up to the extent of such insurance, whether due to the negligence of Landlord, Tenant, or their respective employees, agents, contractors, and invitees.  Prior to obtaining the required policies of insurance, Tenant and Landlord shall notify their respective insurance carriers that the previous waiver of subrogation is in this Lease.

ARTICLE 14 — DAMAGE AND DESTRUCTION

                14.1         If building or other improvements constructed on the Leased Premises are damaged or destroyed, whether partially or entirely, by any cause. Tenant, at Tenant’s own cost and expense, but only to the extent that Tenant has received the proceeds of insurance for such purpose, shall either (i) repair, restore or reconstruct the damaged or destroyed building and other

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improvements so that the condition and quality of the new building and other improvements shall be as near as reasonably possible to the condition and quality immediately prior to the damage or destruction, or (ii) have the right to terminate this Lease upon the date of damage or destruction by written notice delivered to Landlord no later than thirty (30) days following the date of such damage or destruction, provided that Tenant shall assign to Landlord all insurance proceeds associated with such damage or destruction that relate to the buildings and other improvements that are not associated with Tenant’s business at the Leased Premises (as opposed to the operation of the building in general).  Except as set forth in the preceding sentence, Damage to or destruction of any portion of any building, fixtures or other improvements on the Leased Premises by fire, the elements or any other cause shall not terminate this Lease or entitle Tenant to surrender the Leased Premises or otherwise affect the respective obligations of the parties, any present or future law to the contrary notwithstanding.

                14.2         If the Leased Premises are damaged or destroyed in whole or in part, Tenant shall proceed with due diligence to have plans and specifications prepared and obtain approval by Landlord, which approval shall not be unreasonably withheld, to commence rebuilding, reconstruction or restoration as promptly as possible after the occurrence of the event causing the damage or destruction, and thereafter to diligently complete the work.  If Tenant does not proceed with due diligence and does not diligently finish the work, Landlord or any beneficiary under any deed of trust covering the Leased Premises, if permitted by the deed of trust, may, but shall not be obligated to, enter the Leased Premises and do whatever may be necessary for the rebuilding, reconstruction, repair or restoration of any building or improvements damaged or destroyed.

ARTICLE 15 — CONDEMNATION

If any part of the Leased Premises is condemned or otherwise taken under the power of eminent domain or conveyed in lieu of condemnation, and the condemnation or taking materially and adversely affects Tenant’s occupancy of the Leased Premises, Tenant shall have the right to terminate this Lease.  If any part of the Leased Premises is condemned or taken and that materially and adversely affects the normal operation of the Leased Premises, Landlord, at Landlord’s option, may terminate this Lease.  In either event, any award that may be paid in connection with any condemnation or taking shall be shared by Landlord and Tenant pursuant to applicable law.  If a part of the Leased Premises is condemned or taken, and neither party elects to terminate this Lease, but the Leased Premises have been damaged as a consequence, Landlord shall not be required to repair or restore any damage to the Leased Premises, provided that the Rent for the remainder of the term of this Lease shall be proportionately reduced, based on the degree of interference with Tenant’s use of the Leased Premises.  If the Leased Premises is temporarily condemned or taken, this Lease shall be unaffected, and Tenant shall continue to pay all rent payable under this Lease; provided, however, that in such case, Tenant shall be entitled to receive that portion of any award that represents compensation for the use or occupancy of the Leased Premises.

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ARTICLE 16 — UTILITIES

                Tenant shall promptly pay, as they become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up, and any other utilities or services furnished directly to or used by Tenant on or about the Leased Premises, including but not limited to any connection or hook-up fees and any penalties for discontinued or interrupted service.

ARTICLE 17 — ASSIGNMENT AND SUBLETTING; RIGHT OF FIRST OFFER

                17.1         Tenant may not assign this Lease or sublet all or any part of the Leased Premises without Landlord’s prior written consent which shall not be unreasonably withheld.  Landlord’s decision to approve or disapprove any requested assignment shall be made by providing Tenant with written notice no later than fourteen (14) calendar days after receipt of written notice from Tenant requesting approval.  Landlord’s failure to provide written notice of disapproval within such fourteen (14) day period shall be deemed an approval.   An assignment by Tenant shall release Tenant from all further duties or liabilities to Landlord under the Lease and Landlord shall execute and deliver to Tenant an instrument releasing Tenant from all further duties or liabilities under this Lease.  Landlord shall also refund Tenant’s Security Deposit.

ARTICLE 18 — INDEMNITY

                18.1         Tenant agrees to indemnify, defend, and hold Landlord, and Landlord’s employees, agents and contractors harmless from all liability, penalties, losses, damages, costs, expenses, causes of action, claims, or judgments arising by reason of any death, bodily injury, personal injury, or property damage resulting from any cause occurring in or about or resulting from an occurrence in or about the Leased Premises during the Term, excepting therefrom any occurrence resulting from the negligence or willful misconduct of Landlord, Landlord’s agents or employees.

                18.2         Landlord agrees to indemnify, defend, and hold Tenant and Tenant’s employees, agents and contractors harmless from all liability, penalties, losses, damages, costs, expenses, causes of action, claims or judgments arising by reason of any death, bodily injury, personal injury, or property damage resulting from the negligence or willful misconduct of Landlord or Landlord’s agents, employees, and contractors, wherever it occurs.  The provisions of this Section 18.2 shall survive the expiration or sooner termination of this Lease.

ARTICLE 19 — DEFAULT

                Each of the following shall constitute an event of default under this Lease (each, an “Event of Default”):

                19.1         Failure to pay rent or any amounts due under this Lease within five (5) days following receipt by Tenant of written notice from Landlord that such amount is due;

                19.2         Tenant’s failure to perform any of the covenants, conditions, or provisions of this Lease to be performed by Tenant where such failure continues for a period of thirty (30) days.  However, if the nature of Tenant’s failure reasonably requires more than thirty (30) days to cure,

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Tenant shall not be deemed to be in default if Tenant commences to cure within the thirty (30) day period and thereafter diligently continues the cure to completion.

                19.3         Any of the following:

                                19.3.1      The making by Tenant of any general arrangements or assignments for the benefit of creditors;

                                19.3.2      Tenant’s becoming a “debtor” as defined in the federal Bankruptcy Law, unless, in the case of a petition filed against Tenant, it is dismissed within sixty (60) days after filing;

                                19.3.3      The appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets at the Leased Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days of this appointment; or

                                19.3.4      The attachment, execution, or other judicial seizure of substantially all of Tenant’s assets located at the Leased Premises or of Tenant’s interest in this Lease, where this seizure is not discharged within thirty (30) days after the seizure.

                19.4         The vacation or abandonment of the Leased Premises by Tenant.

ARTICLE 20 — REMEDIES

                Subject to the provisions of Section 19.2, upon the occurrence of an Event of Default, Landlord, in addition to any other rights or remedies available to Landlord at law or in equity, shall have the right to:

                20.1         Terminate this Lease and all rights of Tenant by giving Tenant written notice that this Lease is terminated, in which case Landlord may recover from Tenant the sum of:

                                20.1.1      The worth at the time of award of any unpaid rent that had been earned at the time of termination;

                                20.1.2      The worth at the time of award of the amount by which (A) the unpaid rent that would have been earned after termination until the time of award exceeds (B) the amount of rental loss, if any, as Tenant affirmatively proves could have been reasonably avoided;

                                20.1.3      The worth at the time of award of the amount by which (A) the unpaid rent for the balance of the term after the time of award exceeds (B) the amount of rental loss, if any, as Tenant affirmatively proves could be reasonably avoided;

                                20.1.4      Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations or that, in the ordinary course of things, would be likely to result; and

                                20.1.5      All other amounts in addition to or in lieu of those previously stated as may be permitted from time to time by California law.

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                As used in clauses 20.1.1, 20.1.2 and 20.1.3 just above, the “worth at the time of award” is computed by allowing interest at the rate of six percent (6%) per annum.  As used in this section the term rent shall include Base Rent and any other payments required by Tenant.

                20.2         Continue this Lease, and from time to time, without terminating this Lease, either (i) recover all rent and other amounts payable as they become due or (ii) relet the Leased Premises or any part of the Leased Premises on behalf of Tenant for any term, at any rent, and pursuant to any other provisions as Landlord deems advisable, all with the right, at Tenant’s cost, to make alterations and repairs to the Leased Premises.

                20.3         Upon the occurrence of an Event of Default, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Leased Premises and remove all persons and property from the Leased Premises.  Landlord may cause property so removed from the Leased Premises to be stored in a public warehouse or elsewhere at the expense and for the account of Tenant.

                20.4         None of the following remedial actions, singly or in combination, shall be construed as an election by Landlord to terminate this Lease unless Landlord has in fact given Tenant written notice that this Lease is terminated or unless a court of competent jurisdiction decrees termination of this Lease: any act by Landlord to maintain or preserve the Leased Premises; any efforts by Landlord to relet the Leased Premises; any re-entry, repossession, or reletting of the Leased Premises; or any re-entry, repossession, or reletting of the Leased Premises by Landlord pursuant to this Article 20.  If Landlord takes any of the previous remedial actions without terminating this Lease, Landlord may nevertheless at any time after taking any remedial action terminate this Lease by written notice to Tenant.

                20.5         If Landlord relets the Leased Premises, Landlord shall apply the revenue as follows: first, to the payment of any indebtedness, other than rent due from Tenant to Landlord; second, to the payment of any cost of reletting, including without limitation finder’s fees and leasing commissions; third, to the payment of the cost of any maintenance and repairs to the Leased Premises; and fourth, to the payment of rent and other amounts due and unpaid.  Landlord shall hold and apply the residue, if any, to payment of future amounts payable as they become due.  Should revenue from reletting during any month, after application pursuant to the foregoing provisions, be less than the sum of (i) Landlord’s expenditures for the Leased Premises during that month and (ii) the amounts due from Tenant during that month, Tenant shall pay the deficiency to Landlord immediately upon demand.

                20.6         After the occurrence of an Event of Default, Landlord, in addition to or in lieu of exercising other remedies, may, but without any obligation to do so, cure the breach underlying the Event of Default for the account and at the expense of Tenant; provided that Landlord by prior notice shall first allow Tenant a reasonable opportunity to cure, except in cases of emergency, where Landlord may proceed without prior notice to Tenant.  Tenant shall, upon demand, immediately reimburse Landlord for all costs, including costs of settlements, defense, court costs, and attorney fees, that Landlord may incur in the course of any cure.

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                20.7         Except insofar as this is inconsistent with or contrary to any provisions of this Lease, no right or remedy conferred upon or reserved to either party is intended to be exclusive of any other right or remedy given now or later or existing at law or in equity or by statute.  Except to the extent that either party may have otherwise agreed in writing, no waiver by that party of any violation or nonperformance by the other party of any obligations, agreements, or covenants shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other covenant, agreement, or obligation, nor shall any forbearance by either party to exercise a remedy for any violation or nonperformance by the other party be deemed a waiver by that party of rights or remedies with respect to that violation or nonperformance.

ARTICLE 21 — DEFAULT BY LANDLORD

                Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord specifying in what respect Landlord has failed to perform the obligation.  However, if Landlord’s obligation requires more than thirty (30) days for performance, Landlord shall not be in default if Landlord commences to perform within the thirty (30) day period and afterwards diligently completes it.  Subject to the initial notice above and/or as otherwise agreed by the parties in the case of an emergency, in the event of a Landlord default hereunder, Tenant may cure the same at the expense of Landlord (i) immediately in the case (A) of emergency, or (B) where such default will result in a material violation of Law by Tenant, if not cured immediately and (ii) in any other case if such default continues for thirty (30) days following the receipt by Landlord of written notice of such default from Tenant without Landlord commencing to cure said default.  All costs incurred in good faith by Tenant in curing such default shall be reimbursable by Landlord within thirty (30) days of demand, and if not so reimbursed by Landlord within such period, may be offset against any Base Rent or other charges thereafter coming due hereunder.

ARTICLE 22 — LATE CHARGES

                Tenant acknowledges that late payment of Rent due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.  Therefore, if any sum due from Tenant is not received by Landlord within ten (10) calendar days after its due date, then without any requirement for notice to Tenant, Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue sum.  The parties agree that the late charge represents a fair and reasonable estimate of the costs Landlord will incur because of late payment by Tenant.

ARTICLE 23 — INTEREST ON PAST DUE OBLIGATIONS

                Any amount that is due to Landlord and not paid when due, where Tenant’s failure to pay continues for ten (10) calendar days thereafter, shall bear interest from the date due at the lesser of ten percent (10%) per annum or the maximum rate then allowable by law; provided, however, that interest shall not be payable on late charges incurred by Tenant.

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ARTICLE 24 — SUBORDINATION

                24.1         Landlord agrees that it shall provide Tenant a subordination and non-disturbance agreement to Tenant from any lender or other security holder with an interest in the Leased Premises existing on or after the Commencement Date in commercially reasonable form which shall provide at a minimum that so long as Tenant is not in default of this Lease such lender or other security holder shall recognize all of Tenant’s rights under this Lease.  Tenant shall execute any reasonable subordination agreement requested by any lender of Landlord provided that such subordination agreement further provides for the non-disturbance of Tenant as set forth in Section 24.2.

                24.2         If any mortgage or deed of trust to which this Lease is subordinate is foreclosed or a deed in lieu of foreclosure is given to the mortgagee or beneficiary, or if any ground lease to which this Lease is subordinate is terminated, this Lease shall not be barred, terminated, cut off, or foreclosed.  Further, the rights and possession of Tenant under this Lease shall not be disturbed, so long as (i) no Event of Default has occurred under this Lease, and (ii) Tenant attorns to the purchaser or grantee, or, if requested, enters into a new lease for the balance of the Term of this Lease on the same terms and provisions in this Lease.  Tenant’s covenant under Section 24.1 to subordinate this Lease to any mortgage, deed of trust, or other hypothecation is conditioned on each senior instrument containing the commitments specified in this Section 24.2.

ARTICLE 25 — ESTOPPEL CERTIFICATES

                25.1         At all times during the term of this Lease, each party agrees, following any request by the other party, promptly to execute and deliver to the requesting party within ten (10) days following delivery of a request an estoppel certificate:

                                25.1.1      Certifying that this Lease is unmodified and in full force, or if modified stating the nature of the modification and certifying that this Lease, as so modified, is in full force,

                                25.1.2      Stating the date to which the rent and other charges are paid in advance, if any,

                                25.1.3      Acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on the part of any party, or if there are uncured defaults, specifying the nature of the defaults, and

                                25.1.4      Certifying any other information about the Lease as may be reasonably required by the requesting party.

ARTICLE 26 — TRANSFER BY LANDLORD

                Landlord agrees that Landlord shall not sell the Leased Premises during the term of this Lease, except subject to the Lease.

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ARTICLE 27 — SURRENDER OF THE LEASED PREMISES

                Upon the expiration or sooner termination of this Lease, Tenant shall vacate the Leased Premises in the same condition as existed at the Commencement Date except for:  (i) reasonable wear and tear; and (ii) damage caused by any peril or condemnation; and except as otherwise provided for in the Purchase Agreement.

ARTICLE 28 — HOLDING OVER

                At the end of the Term, or any extension, if Tenant holds over for any reason, it is hereby agreed that in the absence of a written agreement to the contrary that tenancy shall be from month-to-month only and not a renewal of this Lease, nor an extension for any further term.  The month-to-month tenancy shall be subject to every other term, covenant, and condition contained in this Lease that is consistent with and not contrary to a month-to-month tenancy, provided however, the rent during any hold over period shall be 150% of the rent immediately prior to the expiration of the Term.

ARTICLE 29 — ENTRY

                29.1         Landlord and its agents may enter the Leased Premises upon twenty-four (24) hours prior notice to Tenant and at reasonable times for the purpose of: (i) inspecting the Leased Premises; (ii) posting notices of non-responsibility; (iii) supplying any service to be provided by Landlord to Tenant; (iv) showing the Leased Premises to prospective purchasers, mortgagees, or tenants; (v) making necessary alterations, additions, or repairs; and (vi) responding to an emergency; provided, however, that Landlord shall use all reasonable efforts not to disturb unnecessarily Tenant’s use and occupancy of the Leased Premises by such entry.

                29.2         Landlord shall have the right to use any means Landlord deems necessary and proper to enter the Leased Premises in an emergency.  Any entry into the Leased Premises obtained by Landlord in accordance with this section shall not be a forcible or unlawful entry into, or a detainer of, the Leased Premises, or an eviction, actual or constructive, of Tenant from the Leased Premises.

ARTICLE 30 — SIGNS

                Tenant may place and maintain upon any building or elsewhere on the Leased Premises any signage that Tenant deems appropriate for the conduct of its business, without first obtaining Landlord’s written consent.  Tenant shall maintain any signage placed upon the Leased Premises by Tenant in good appearance and repair at all times during this Lease.

ARTICLE 31 — SECURITY MEASURES

                Tenant acknowledges that Landlord shall have no obligation to provide any guard service or other security measures to the Leased Premises and Tenant assumes all responsibility for the protection of Tenant, Tenant’s agents, invitees, and customers, and the property of Tenant and of Tenant’s agents, invitees, and customers from acts of third parties.

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ARTICLE 32 — MISCELLANEOUS

                32.1         Severability.  If any provision of this Lease is held by a court of competent jurisdiction to be either invalid or unenforceable, the remaining provisions of this Lease shall remain in effect, unimpaired by the holding.

                32.2         Time of Essence.  Time is of the essence under this Lease.

                32.3         Additional Rent.  All monetary obligations of Tenant to Landlord under the Lease, including but not limited to the Base Rent, shall be deemed rent.

                32.4         Entire Agreement.  This Lease constitutes the entire agreement between Landlord and Tenant, and there are no agreements or representations respecting the use of the Leased Premises between the parties except as expressed in this Lease.  There are no oral agreements between Landlord and Tenant affecting this Lease and this Lease supersedes and cancels all previous negotiations, arrangements, brochures, agreements, and understandings, if any, between Landlord and Tenant with respect to the subject matter of this Lease.  This instrument shall not be legally binding until both Landlord and Tenant executes it.  No subsequent change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant.

                32.5         Notices.  Except as otherwise expressly provided by law, all notices or other communications required or permitted by this Lease or by law to be served on or given to either party to this Lease by the other party shall be in writing and shall be deemed given when personally delivered to the party to whom they are directed, or in lieu of the personal service, upon deposit in the United States Mail, certified or registered, return receipt requested, postage prepaid, addressed to:

Tenant:	Aviza Technology, Inc.
440 Kings Village Road
Scotts Valley, CA 95066
Telephone: (831) 439-6360
Fax: (831) 439-6320
Attn: Patrick C. O’Connor, Chief Financial Officer

With a copy to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Telephone: (650) 354-4250
Fax: (650) 493-6811
Attn: Marc Gottschalk, Esq.

Landlord:	FPA Kings Village Associates, LLC
4665 MacArthur Court, Suite 200
Newport Beach, CA 92660
Telephone: (949)399-2500 ext. 246

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Fax: (949)399-2535
Attn: Joan Camera

With a copy to:	Nancy Mauriello, Esq.
4665 MacArthur Court, Suite 210
Newport Beach, CA 92660
Telephone: (949)399-2525
Fax: (949)399-2528

                Either party, Tenant or Landlord may change the address for the purpose of this section by giving written notice of the change to the other party in the manner provided in this section.

                32.6         Waivers.  Neither waiver by Landlord nor any provisions in this Lease shall be deemed a waiver of any other provision of this Lease, of any subsequent breach of this Lease by Tenant, or of any other provision.  Landlord’s consent to or approval of any act by Tenant shall not waive the necessity for Landlord’s consent to or approval of any subsequent act by Tenant.  Landlord’s acceptance of rent shall not be a waiver of any preceding breach of Tenant, other than Tenant’s failure to pay the rent that Landlord accepted, regardless of Landlord’s knowledge of the preceding breach at the time of acceptance of the rent.

                32.7         Memorandum.  Landlord shall execute and deliver to Tenant for recording a memorandum of this Lease in the form of Exhibit “B.”

                32.8         Cumulative Remedies.  No remedy of election under this Lease shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

                32.9         Covenants and Conditions.  Each term of this Lease performable by Tenant shall be deemed both a covenant and a condition.

                32.10       Binding Effect.  This Lease shall be binding on and inure to the benefit of the parties and their successors and assigns.

                32.11       Broker’s Fee.  The parties warrant to each other that each has not dealt with any real estate agents or broker.  Each party agrees to indemnify, defend, and hold the other harmless from all loss, claim, cost, and expense incurred as a result of the breach of this warranty.

                32.12       Authority.  If Landlord or Tenant is a corporation, limited liability company or partnership, each individual executing this Lease on behalf of such party represents and warrants that the individual is duly authorized to execute and deliver this Lease on behalf of the corporation in accordance with the bylaws of the corporation, the operating agreement of the limited liability company or on behalf of the partnership in accordance with the partnership agreement of the partnership, and that this Lease is binding upon the corporation, limited liability company or partnership, as applicable, in accordance with its terms.  Each of the persons executing this Lease on behalf of a corporation or limited liability company covenants and warrants that the party for whom the person is executing this Lease is a duly authorized and existing entity, that it is qualified to do business in California, and that the entity has full right and authority to enter into this Lease.

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                32.13       Governing Law.  California law shall govern this Lease, and any litigation concerning this Lease between the parties shall be venued in the Superior Court of Santa Clara County.

                32.14       Counterparts.  This Lease may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same fully executed instrument when each party has executed and delivered a counterpart to the other party.  Delivery of an executed counterpart of this Agreement by facsimile or any other reliable means shall be deemed to be as effective for all purposes as delivery of the manually executed counterpart.

The parties have executed this Lease as of the date first set forth above.

LANDLORD:	TENANT:

FPA Kings Village Associates, LLC,	AVIZA Technology, Inc.,
a Delaware limited liability company	a Delaware corporation
By its Manager:
GF King Village, LLC,
a Delaware limited liability company	By:

Name: Patrick C. O’Connor

By:	Title: Chief Financial Officer
Michael B. Earl, Manager

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